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CNET: VALUE-UNLOCKING CHANGE FOR ALL SHAREHOLDERS

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Despite premiere brands and content, CNET Networks Inc. ("CNET") has consistently underperformed peers and destroyed enormous shareholder value. We believe there is still time to reverse course and unlock value, but in order to do so CNET must undertake transformative change to strengthen its core assets and move from its "Web 1.0" roots to the modern Internet industry. We believe CNET's current leadership has failed to offer shareholders any evidence that it possesses either the necessary sense of urgency or the experience and expertise needed to lead this change successfully.

A group of investors comprised of JANA Partners LLC, Sandell Asset Management Corp., Spark Capital Management, L.L.C., Alex Interactive Media, LLC and Velocity Interactive Management, LLC have therefore proposed a group of nominees who we believe are highly qualified to set CNET on a path to unlocking shareholder value, including individuals who have addressed many of the issues CNET faces as board members and operators at CNET's peers. We believe it is clear that the magnitude of CNET's underperformance, the scope of change needed and the current leadership's lack of experience and expertise merits electing a new Board majority to bring fundamental change to CNET. On this website you will find a detailed analysis of CNET's ongoing underperformance and failure to create shareholder value, an examination of the fundamental change we believe is needed to reverse course, and an introduction to the Board nominees we have proposed and why we believe they possess the experience and expertise to lead this transformation. All of these nominees are independent of each other and each, if elected, would seek to pursue maximum value for all shareholders.

We look forward to speaking with shareholders and continuing to make the case for value-unlocking change at CNET.

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CNET:  VALUE-UNLOCKING CHANGE FOR ALL SHAREHOLDERS

Prepared by JANA Partners LLC, Alex Interactive Media, LLC, Sandell Asset Management Corp., Spark Capital Management, L.L.C. & Velocity Interactive Management, LLC

April 1st, 2008

Legal Notice and Disclaimers

THIS PRESENTATION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. IT DOES NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS PRESENTATION, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF JANA PARTNERS LLC, (“JANA PARTNERS”), SANDELL ASSET MANAGEMENT CORP. (“SANDELL”) SPARK CAPITAL MANAGEMENT, L.L.C. (“SPARK”), ALEX INTERACTIVE MEDIA, LLC (“AIM’), AND VELOCITY INTERACTIVE MANAGEMENT, LLC  (“VELOCITY”) (COLLECTIVELY, THE “JANA-SANDELL-SPARK-AIM-VELOCITY GROUP”), WHICH OPINIONS MAY CHANGE AT ANY TIME AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO CNET NETWORKS, INC. (THE “ISSUER”). CERTAIN FINANCIAL INFORMATION AND DATA USED HEREIN HAVE BEEN DERIVED OR OBTAINED FROM FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) BY THE ISSUER OR OTHER COMPANIES THE JANA-SANDELL-SPARK-AIM-VELOCITY GROUP CONSIDERS COMPARABLE.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS ADDRESSED IN THIS PRESENTATION ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. YOU SHOULD BE AWARE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. THE PARTICIPANTS ASSUME NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION.

NONE OF JANA PARTNERS, SANDELL, SPARK, AIM OR VELOCITY HAS SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO THE USE OF PREVIOUSLY PUBLISHED INFORMATION AS PROXY SOLICITING MATERIAL. ANY SUCH STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN. NO WARRANTY IS MADE THAT DATA OR INFORMATION, WHETHER DERIVED OR OBTAINED FROM FILINGS MADE WITH THE SEC OR FROM ANY THIRD PARTY, ARE ACCURATE.

NONE OF JANA PARTNERS, SANDELL, SPARK, AIM OR VELOCITY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE RESPONSIBLE OR HAVE ANY LIABILITY FOR ANY MISINFORMATION CONTAINED IN ANY SEC FILING OR THIRD PARTY REPORT. THERE IS NO ASSURANCE OR

GUARANTEE WITH RESPECT TO THE PRICES AT WHICH ANY SECURITIES OF THE ISSUER WILL TRADE, AND SUCH SECURITIES MAY NOT TRADE AT PRICES THAT MAY BE IMPLIED HEREIN. THE ESTIMATES, PROJECTIONS, PRO FORMA INFORMATION AND POTENTIAL IMPACT OF THE PROPOSALS SET FORTH HEREIN ARE BASED ON ASSUMPTIONS WHICH THE JANA-SANDELL-SPARK-AIM-VELOCITY GROUP BELIEVE TO BE REASONABLE, BUT THERE CAN BE NO ASSURANCE OR GUARANTEE THAT ACTUAL RESULTS OR PERFORMANCE OF THE ISSUER WILL NOT DIFFER, AND SUCH DIFFERENCES MAY BE MATERIAL. THE JANA-SANDELL-SPARK-AIM-VELOCITY GROUP DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN.

THIS PRESENTATION DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY. UNDER NO CIRCUMSTANCES IS THIS PRESENTATION TO BE USED OR CONSIDERED AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY. MEMBERS OF THE JANA-SANDELL-SPARK-AIM-VELOCITY GROUP CURRENTLY HOLD A SUBSTANTIAL AMOUNT OF SHARES OF COMMON STOCK OF THE ISSUER AND MAY FROM TIME TO TIME SELL ALL OR A PORTION OF THEIR SHARES IN OPEN MARKET TRANSACTIONS OR OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES. THE MEMBERS OF THE JANA-SANDELL-SPARK-AIM-VELOCITY GROUP ALSO RESERVE THE RIGHT TO TAKE ANY ACTIONS WITH RESPECT TO THEIR INVESTMENTS IN THE ISSUER AS THEY MAY DEEM APPROPRIATE, INCLUDING, BUT NOT LIMITED TO, COMMUNICATING WITH MANAGEMENT OF THE ISSUER, THE BOARD OF DIRECTORS OF THE ISSUER AND OTHER INVESTORS OR CONDUCTING A PROXY SOLICITATION WITH RESPECT TO THE ELECTION OF PERSONS TO THE BOARD OF DIRECTORS OF THE ISSUER.

ALL SHAREHOLDERS OF THE ISSUER ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE SHAREHOLDERS OF THE ISSUER FOR USE AT THE 2008 ANNUAL MEETING OF SHAREHOLDERS OF THE ISSUER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF THE ISSUER AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A FILED BY THE PARTICIPANTS WITH THE SEC ON MARCH 13, 2008.

Index

1.	Executive Summary	5

	CNET’s Destruction of Shareholder Value	5

	Bringing Value-Unlocking Change to CNET	5

	The Choice for Shareholders	6

2.	CNET’s Failure to Deliver for Shareholders	8

	CNET’s Ongoing Underperformance and Destruction of Shareholder Value	8

	CNET’s Failed Strategy	10

	CNET’s Belated Attempts to Focus on Improving Performance	11

3.	The Need for Fundamental Change	12

	CNET’s Failure to Adapt to Changing Industry Environment	13

	The Failure of CNET’s Leadership to Drive Change	13

	Bringing New Experience and Expertise to CNET’s Board	14

	New Board Nominees	15

4.	Unlocking Value for All CNET Shareholders	19

	A New Strategy: Fundamental Change Focused on Strengthening Core Assets	19

	Examples of Fundamental Issues to Be Addressed	20

	Potential Impact	27

5.	CNET’s Response	31

	Key Events	31

6.	Background Information	34

7.	Endnotes	35

1. Executive Summary

CNET’s Destruction of Shareholder Value

The leadership of CNET Networks Inc. (“CNET” or the “Company”) has presided over massive value destruction, with CNET’s shares declining (21)%, (52)% and (25)% in the one, two and three year periods ended March 28, 2008, respectively, compared to (1)%, 6% and 39% returns, respectively, for its stated benchmark peer index. CNET has also consistently underperformed numerous peers in profitability and growth, ranking last among these peers in key metrics, as set forth herein. This underperformance comes despite CNET’s premiere assets, including the tenth largest collection of Internet sites in the world and strong brands and content.

CNET’s current leadership now claims it can reverse course and begin creating shareholder value, but we believe they have offered no evidence that they can do so. Despite years of shareholder value destruction, CNET’s leadership during this time failed to act on the urgent need to make fundamental strategic and operational change, instead pursuing a failed expansion strategy even as CNET fell further behind. CNET’s leadership did not even start examining the basics of improving performance until we called for change, both publicly and directly with CNET’s Board of Directors.

In addition, we believe CNET’s Board and senior management lack the industry-specific experience and expertise to stop this shareholder value destruction. CNET’s Board of Directors’ backgrounds in our opinion are primarily in traditional media or early-stage technology rather than today’s digital media landscape, while its senior management team consists primarily of first time senior public company executives without significant operational experience at large Internet companies other than CNET.

Bringing Value-Unlocking Change to CNET

We believe there is still time to reverse course and create shareholder value by bringing new leadership to CNET who can strengthen CNET’s core assets and lead the transition from CNET’s “Web 1.0” roots to the modern Internet industry. We have presented herein certain issues that we have identified from an external review which we believe are emblematic of CNET’s failure to successfully make this transition and which help explain the Company’s ongoing underperformance. However, while it has been possible for us to identify such issues externally, it is not possible to devise a comprehensive plan for fully addressing CNET’s underperformance from the outside.

The fundamental issue is that CNET’s current leadership has been unable to devise such a plan even from the inside, despite years of shareholder value destruction. We believe this failure makes clear that unlocking shareholder value will require new leadership with the ability and the sense of urgency to successfully address such issues and others as part of the broader transformative change we believe CNET requires. We have therefore proposed new nominees for CNET’s Board of Directors who we believe collectively bring the industry-specific experience and expertise to help CNET address fundamental strategic and operational issues and start creating value for shareholders, including individuals who have addressed many of the issues CNET faces as directors and operators at CNET’s peers.

We ask every shareholder to review the current leadership’s track record and the qualifications of the Board nominees we have proposed and ask: Starting with a clean slate in creating CNET’s Board, would you choose the current directors, who have presided over so much shareholder value destruction without demonstrating any urgency until we called for change, or would you add the collective experience and expertise our nominees would bring?  We do not believe incumbency is a qualification for board service, particularly where the incumbents have failed to take decisive action to put a halt to years of value destruction. In fact, we believe this track record makes clear there is no reason to believe that the current leadership, left to its own devices, should be further entrusted to stop the destruction of shareholder value at CNET.

The Choice for Shareholders

CNET has sought to characterize our efforts as an attempt to take “control” thus requiring the payment of a premium to shareholders. However, we are offering shareholders a choice of new directors who we believe will maximize value for all shareholders, and we believe the notion that we should pay a premium for offering shareholders this choice is meritless. All of our nominees are independent of each other and, if elected, would only profit from the creation of value for all shareholders.

We believe CNET has failed to focus on what is best for shareholders, despite years of destroying shareholder value, instead attempting to deny our right to propose new board members, which a Delaware court rejected (and CNET has appealed), and adopting a poison pill and golden parachutes without shareholder approval. CNET has referred to this contest as a “chess game,”(1) which we believe represents a profound misunderstanding of shareholder democracy and the relative place of the Board and shareholders in this system. Directors serve at the shareholders’ pleasure, and if these shareholders wish to elect new directors after years of underperformance they should be free to do so without the incumbents using the Company’s resources, which belong to the shareholders, to prevent this.

In short, shareholders must ultimately decide whether a company that has destroyed as much shareholder value as CNET would benefit from the experience and expertise of the nominees we have proposed. If CNET’s current leadership believes otherwise, it is incumbent on them to make a compelling case to shareholders for the status quo based on its performance to date. As set forth herein, however, we believe the current leadership’s failure to deliver for shareholders makes clear the time for change is now, and that the nominees we have proposed can help CNET’s Board of Directors reverse course and start unlocking shareholder value.

2. CNET’s Failure to Deliver for Shareholders

CNET’s Ongoing Underperformance and Destruction of Shareholder Value

CNET operates leading websites dedicated to technology, gaming, entertainment and other categories (known as “verticals”). Collectively, CNET’s websites draw 148 million unique visitors each month according to the Company and are widely renowned for the quality of their editorial content and recognizable brand names. However, despite these premiere assets and significant secular growth trends in Internet advertising,(2) CNET’s leadership has presided over massive value destruction, with CNET’s stock materially underperforming its stated benchmarks for the 1, 2 and 3 year periods ending March 28, 2008, as set forth in Exhibit 1, and falling 57% since the date the current Board majority has been in place, December 7, 2005, through March 28, 2008.

Exhibit 1 – CNET Stock Price Performance Versus Stated Benchmarks and Morgan Stanley Internet Index, for periods ending March 28, 2008

	3 Year	2 Year	1 Year
CNET	(25)%	(52)%	(21)%

CNET’s Stated Benchmarks (1)
Peer Index (Inter@ctive Week Internet Index)	39%	6%	(1)%
NASDAQ	15%	(3)%	(6)%
Morgan Stanley Internet Index	40%	10%	4%

Note: Stock price performance through March 28, 2008. Returns exclude dividends.

(1) Per CNET 2007 10-K.

CNET has underperformed its peers, ranking far below such peers in key operating metrics including profitability, revenue growth and average revenue per unique user (“ARPU”). CNET is expected to do so again this year, as set forth in Exhibit 2. The valuation assigned by the market to CNET’s user base compared to peers is also striking:  the multiple of CNET’s enterprise value to its unique user base is just 8x, far lower than for the next lowest peers TheStreet.com (52x) and WebMD.com (50x). Most analysts who cover CNET remain skeptical of its ability to reverse course, with only three analysts out of 18 recommending the Company’s stock.(3)

Exhibit 2 – CNET Operational Performance Versus Peers

($ in millions unless otherwise noted)

Rank	CNET	Peer Median	GOOG	YHOO	WBMD	RATE	TTGT	TSCM	KNOT
Profitability
2007 Revenue to:
Avg. Employees (1)(2)	8 of 8	$0.153	$0.302	$0.849	$0.398	$0.302	$0.435	$0.207	$0.247	$0.241
Avg. Uniques (1)(3)(4)	7 of 7	$3.28	$20.39	$21.27	$10.73	$13.85	$25.82	NM	$19.51	$21.79
U.S. (1)(3)(4)(5)	7 of 7	$9.55	$23.80	$49.29	$26.04	$13.85	$25.82	NM	$19.51	$21.79
International (1)(3)(4)(5)	3 of 3	$1.03	$8.66	$12.70	$4.61	NM	NM	NM	NM	NM

EBITDA Margin
2008E (1)(7)	8 of 8	19.9%	28.1%	56.5%	32.4%	27.3%	39.0%	28.1%	27.2%	26.1%
2007 (1)(6)	8 of 8	20.8%	27.6%	59.4%	37.7%	23.9%	43.5%	25.9%	26.8%	27.6%
EBIT Margin
2008E (1)(7)	6 of 6	5.5%	17.4%	47.9%	10.1%	14.7%	33.1%	NA	NA	17.4%
2007 (1)(6)	8 of 8	6.0%	16.6%	43.6%	13.6%	9.9%	28.9%	13.1%	19.7%	16.6%
Revenue Growth
2008E Growth (1)(7)	7 of 8	10%	26%	38%	10%	22%	77%	26%	33%	16%
2007 Growth (1)	8 of 8	10%	29%	60%	12%	33%	20%	20%	29%	36%
Enterprise Value (EV)
EV (in billions) (8)	NM	$1.0	NM	$124.9	$36.3	$1.1	$0.8	$0.5	$0.2	$0.3
EV (8) / Avg. Uniques (4)	7 of 7	8.1	x	76.2	x	227.9	x	76.2	x	49.6	x	257.1	x	NM	52.2	x	76.2	x
AVERAGE CNET RANK	7 of 7

Source: Company filings, Capital IQ, comScore and Bloomberg.

(1)	GOOG and YHOO revenue net of traffic acquisition cost.
(2)	Calculated as fiscal year 2007 revenue divided by average of 2006 and 2007 year end employees, with RATE 2007 employee total based on employees as of 2/29/08. TTGT based on 2006 year end employees.
(3)	Excludes off-line revenues.
(4)	Average of monthly average 2007 Unique data per comScore. comScore data may differ from internal Company data.
(5)	Traffic acquisition cost for GOOG and YHOO allocated between U.S. and International based on revenue contribution.
(6)	2007 EBITDA includes add-back of stock based compensation. 2007 EBITDA and EBIT includes add-back of CNET option investigation expense. 2007 EBIT includes add-back of KNOT goodwill impairment.
(7)	Wall Street consensus estimates through March 28, 2008 per Bloomberg.
(8)	Enterprise value as of March 28, 2008 per Capital IQ.

In addition, despite management’s predictions last February during CNET’s fourth quarter earnings call regarding improving the Company’s weak operating performance, CNET’s shares fell almost 6% the following day and have fallen over 17% through March 28, 2008. Much of the analyst commentary that followed echoed this lack of confidence in management’s ability to deliver:

•      “We remain cautious about CNET’s ability to improve monetization …” (JPMorgan)(4)

•      “We believe CNET offered an overly optimistic 2H07 after a slow start in 2007, which ultimately led to lower guidance. We wonder whether management has again set itself up for disappointment.” (Stifel Nicolaus)(5)

•      “The backend loaded guidance does not inspire confidence.” (Stanford Group)(6)

•      “We continue to believe CNET possesses a strong collection of assets. Longer term we believe there are significant opportunities to improve monetization and reduce costs in the business as management focuses on its core assets. However, with slower growth relative to the industry, recent execution struggles, and limited margin expansion in the near future, we view the stock as fairly valued …” (Credit Suisse)(7)

•      “Though 2008 guidance is generally in-line with current consensus estimates, it is back-end loaded which we find concerning given both economic environment and

2007 revenue and EBITDA that came in 4% and ~15% below original guidance (adjusted for the sale of Webshots) that was issued post 4Q2006 results.” (Goldman Sachs)(8)

•      “While we believe shares have bottomed, our confidence in CNET’s ability to meet the back half of the year guidance is limited.” (Piper Jaffray & Co.)(9)

CNET’s Failed Strategy

CNET has followed a strategy of expanding into new verticals, often expending significant time and resources to do so without the means to make such investments successful.(10)  We believe a review of CNET’s expansion history compared to its operating performance and return to shareholders leaves little doubt that management’s time and CNET’s resources would have been better spent first investing in addressing the core strategic and operational issues that have led to its ongoing underperformance. For example:

•      BNET.com:  CNET’s business site BNET.com, which was redesigned and relaunched at the start of 2007 after an initial launch in 2005, has been hailed as an “important new brand” and “area of focus” by CNET.(11)  However, by October, 2007 BNET had grown to only 204,000 unique users (less than 1% of CNET’s aggregate unique users for that month).(12)  Unable to achieve significant organic growth for BNET, CNET acquired FindArticles.com for $20.5 million, or 7.9x 2006 revenues,(13) in November, 2007 and merged it with BNET.com. We believe the high cost of acquiring this traffic and BNET’s inability to grow organically raises doubt as to whether CNET’s expansion into the business vertical will deliver the highest return on investment for shareholders. CNET however recently announced it would align additional resources to BNET.(14)

•      WebShots.com:  CNET acquired Webshots in August, 2004, when WebShots was one of the leading photo-sharing sites, for $72 million. Yet, while competitors such as Shutterfly and Flickr offered free photo-sharing services and monetized this traffic through value-added functionality, Webshots under CNET’s umbrella limited the number of pictures users could upload without charge in order to drive users to a premium subscription. Thereafter, Webshots’ traffic dropped significantly while Shutterfly and Flickr grew.(15)  Ultimately, following an undisclosed amount of investment by CNET in this business, Webshots was sold for only $45 million, a loss of $27 million to CNET.(16)  Describing CNET’s failure to develop Webshots, one analyst noted, “CNET missed the boat for transforming Webshots into a fast growing social media site.”(17)

•      MySimon.com:  Acquired for $700 million in 2000, MySimon.com was hailed by CNET at the time as “the leading comparison shopping service on the Internet.”(18)  Since then, however, MySimon.com has lost significant market share to competitor sites.(19)  Demonstrating a relative decrease in the value of this asset, a private equity firm acquired 66% of competitor site Nextag, which was smaller than MySimon in 2000, at a total valuation of $1.2 billion,(20) more than CNET’s entire current market capitalization.

CNET’s leadership continues to cling to this failed expansion strategy, even as the Company continues to substantially underperform. CNET’s management reaffirmed its commitment to this strategy during CNET’s fourth quarter earnings call this past February, when CEO Neil Ashe told investors that CNET is “desirous of being a consolidator” and “would look for — in addition to the obvious, kind of bolt-on opportunities to our existing properties, we would further look for larger businesses that could change the makeup of the company.”(21)  In addition, last year Mr. Ashe stated one of his ambitions is to “continue expansion, in short term (sic). And then, moving into new areas,” and added that, “We will be more aggressive on the acquisition front when we find those assets.”(22)

CNET’s Belated Attempts to Focus on Improving Performance

Rather than reacting to years of underperformance and shareholder value destruction, CNET only began examining the basics of improving core operations after we called for change, announcing last week that it had formed a “task force” in January to review all elements of its operations. While CNET has belatedly begun to discuss addressing these issues, which we believe they should have done years ago, there is no evidence based on the current leadership’s track record that they can do so successfully. A majority of the current Board of Directors has been in place since December 7, 2005, and have presided over a 57% decline in the stock price since that time through March 28, 2008, yet they failed to demonstrate any urgency to address these basic issues until publicly called on to do so.

In short, we believe it strains credulity to suggest that the same leadership that has presided over such significant shareholder value destruction should be further entrusted by shareholders to now put CNET on the path to reversing this underperformance. The market’s reaction to CNET’s announcement last week that it had assembled a “task force” to evaluate fundamental operating issues reflected this lack of confidence, with CNET’s shares falling 6% the following day. A sampling of the commentary which followed this March 26, 2008 announcement indicated that CNET has failed to demonstrate that it has a defining corporate vision or the expertise and focus to execute on one under the current leadership:

•      “Thus, to assuage Wall Street, the courts and, well, to look like it was getting busy, CNET (CNET) laid off 10% of its U.S. workforce, or 120 employees, as well as saying it would be fixing a range of other things gone wrong at the company. That included cutting costs, upgrading technology, rejiggering content offerings, fixing the sales process and ‘implementing business unit changes to realign resources to support the company’s strategic priorities and promote efficiencies.’  Well, at least the bathrooms are in good working order! But otherwise, that would be everything, right?  As much as I have been an admirer in the past of CNET’s work, it’s clear that it has lost a step in significant ways, from not being quick in changing its technology to being too slow to respond to the emergence of sassy tech bloggers to not paying enough attention to the massive shifts in how ads are sold online.”  (BoomTown via Wall Street Journal Online)(23)

•      “If JANA succeeds in the fight to change the direction of CNET, and this appears likely, a new focus on monetization and innovation will lead to a stronger and more viable CNET.”  (Seeking Alpha)(24)

•      “We particularly liked the following sentence, in which the company attempts to convince shareholders to keep the faith. Here it is in its entirety: ‘The company has sharpened its focus on core brands, disposed of underperforming assets, recruited industry leaders to replace almost half of its executive management team, made strategic acquisitions solidifying the company’s leadership in key categories and geographies, added two independent members to its board, resolved legacy legal issues, realigned its work force, and is exploring ways of optimizing international operations.’ Phew, how did they ever have time to write this press release?”  (Tech Confidential, a Deal.com blog)(25)

•      “The company says it ‘has constantly innovated,’ and claims to have made ‘significant strategic, financial, personnel and operational progress’ since 2007. That’s like, what, three months ago, right?” (Docu-Drama, a San Jose Mercury News blog)(26)

We believe that the time to address these issues is long overdue and that  fundamental strategic and operational change is needed. However, we believe that assigning a “task force” led by CNET’s CFO, a first time senior executive who lacks operational experience at a large Internet company, is not the answer. We believe the answer is to bring the necessary experience and expertise to CNET’s Board of Directors, who can work with management to address these issues decisively and effectively going forward. This is why we have proposed new board members who we believe can bring effective change to CNET and maximize value for all shareholders.

3. The Need for Fundamental Change

CNET’s Failure to Adapt to Changing Industry Environment

We believe that CNET’s underperformance is the result of a fundamental failure to adapt to the changing Internet environment. Companies that established leading positions in digital media and the consumer Internet earlier this decade, including Time Warner’s AOL, Microsoft’s MSN and Yahoo!, have found these positions challenged by newer competitors and by broad fragmentation caused by the proliferation of specialized competitors in individual verticals. Such companies have recognized that in order to maintain their leading positions they must review their strategic focus, bring in new skill sets and enhance their operating procedures, technology platforms and cost structure. Even smaller players, such as Priceline.com, Bankrate.com, theMotleyFool.com and Expedia.com, have had to aggressively adapt in order to stay ahead in the current industry environment.

The industry landscape has changed dramatically (often referred to as a shift from “Web 1.0” to “Web 2.0”), including changes in user behavior and monetization strategies. Leading companies have responded with new content management and technology platforms, data mining systems and intent-driven content distribution strategies reliant on search engines, social media and third party ad networks. They have also focused on increasing the value of their audience by optimizing the yield from ad sales and by significantly enhancing user engagement. While bringing this type of change is a difficult task and many of these companies continue to look for the best solutions, most of CNET’s peers have recognized the fundamental need to evolve and have acted upon this need with the appropriate sense of urgency.

In contrast, CNET has not undertaken the same type of fundamental strategic and operational changes needed to strengthen its core businesses and technology platform. Instead, the Company has focused on expansion into new verticals. As a result, the Company presently lacks the robust infrastructure, platforms and know-how to achieve optimal growth and monetization in today’s rapidly changing industry. We believe this in turn has led to CNET’s operational underperformance and the destruction of shareholder value.

The Failure of CNET’s Current Leadership to Drive Change

We believe CNET’s current Board of Directors lacks the appropriate urgency in addressing the need for this change. A majority of CNET’s current directors have been in place since December 7, 2005, during which time they have presided over an approximately 57% decline in CNET’s stock price through March 28, 2008, yet they have failed to act on the urgent need for fundamental change. While it is management’s job to run the Company, it is the Board of Directors’ job to measure performance and to provide the guidance and support for management to create value. Based on any objective metric, the current Board has failed to do so.

In addition, in our opinion CNET’s current Board of Directors, whose backgrounds are primarily in traditional media or early-stage technology rather than today’s digital media landscape, and senior management team, who are first time senior public company executives and do not have significant operational experience at large Internet companies other than CNET, lack the necessary sector experience and expertise to address these issues and future challenges effectively. CEO Neil Ashe’s primary experience prior to joining CNET was as an investment banker and private equity executive and then at smaller start-ups, while CFO Zander Lurie’s primary experience was in investment banking. The hiring of the former president of Dennis Publishing (publisher of traditional media properties Maxim and Stuff) as executive vice president for entertainment properties including CNET’s GameSpot.com also we believe signals a failure to recognize that CNET requires leading-edge experience and expertise in modern Internet strategies and technologies.

Bringing New Experience and Expertise to CNET’s Board

We believe the magnitude of CNET’s underperformance, the lack of requisite experience and expertise, and the scope of change required to reverse course is great enough to merit electing a new Board majority at CNET. Fixing CNET’s ongoing underperformance will require a Board that has the ability to implement fundamental change and to proactively address opportunities and challenges with a sense of urgency, rather than waiting until CNET has fallen further behind as we believe the current Board has done. Moreover, the type of change required at CNET demands a change in established practices and culture, which requires the unwavering commitment of the Board of Directors to successfully implement. It will also require directors who can help attract the best operational talent and forge strategic relationships.

We have therefore proposed a set of nominees who we believe can add the collective industry expertise and experience needed to set CNET on a path to unlocking shareholder value, including individuals with experience dealing with the fundamental issues facing CNET as board members and operators at many of CNET’s peers. While CNET has sought to characterize our efforts as an attempt to take “control” thus requiring the payment of a premium to shareholders, we are offering shareholders a choice of new directors who we believe will maximize value for all shareholders, and we believe the notion that we should pay a premium for offering shareholders this choice is meritless. All of our nominees are independent of each other and, if elected, would only profit from the creation of shareholder value.

We ask that every shareholder review our nominees’ credentials, compare them to the current Board’s and its record of shareholder value destruction, and simply ask themselves whether a company that has so significantly underperformed operationally and destroyed so much shareholder value would benefit from the experience and expertise these nominees would bring.

New Board Nominees

CNET’s Board of Directors currently consists of eight members, two of whom are up for re-election at the 2008 shareholders meeting. An affiliate of JANA Partners intends to nominate two individuals, Paul Gardi and Santo Politi, for election to these seats.

Paul Gardi. Mr. Gardi has significant experience in digital media, technology and internet advertising, including at IAC/InterActiveCorp from 2005 to 2006, where he was EVP/General Manager and CEO of IAC Advertising Solutions, reporting to the Office of the Chairman. In this role, Mr. Gardi was responsible for search, media, and performance advertising revenues and products across IAC/InterActiveCorp, including the leading online brands Ticketmaster, Citysearch, Evite, Match.com, Expedia.com, Ask.com, and IAC’s syndicated third party advertising networks. During his tenure, Mr. Gardi consolidated IAC’s sales and advertising technology efforts into one organization and subsequently achieved 28% revenue growth in the combined entity. Prior to joining IAC, Mr. Gardi led operations and strategic planning worldwide and also headed the search organization at Ask Jeeves, Inc. from 2001 to 2005. During that period Ask Jeeves grew from being the 35th largest internet property in the U.S. to the 7th largest and the company was voted the “Best U.S. Business Turnaround” at the 2004 American Business Awards.

Prior to this, Mr. Gardi was the President and COO of Teoma Technologies, which was sold to Ask Jeeves, Inc. and is the search platform that powers Ask.com today. Prior to Teoma, and after spending time in brand management at Procter & Gamble, Mr. Gardi worked with two East Coast venture capital firms and several hi–tech startups, including e–Exchange.com. Mr. Gardi is currently Managing Member of Alex Interactive Media, an investment firm. In this capacity, Mr. Gardi has been instrumental in evaluating CNET’s operations and developing recommendations for improving performance. He has served as a Board Member of the IAB (Internet Advertising Bureau) that sets the standards for advertising on the Internet. Mr. Gardi is a graduate of Harvard University and Harvard Business School.

Santo Politi. Mr. Politi is the founder and General Partner of Spark Capital, a venture capital fund focused on building businesses that transform the distribution, management and monetization of media and content. Over the years, as an early stage venture investor, Mr. Politi has invested and served on the board of directors of a number of private and now public companies. His past investments and board positions include public companies Aether Technologies, BigBand Networks, Digital Think and Novatel Wireless, as well as Broadbus Technologies (acquired by Motorola Inc.) and Groove Mobile (acquired by NMS Communications Corporation).

Mr. Politi is a former Partner at Charles River Ventures, the former President of New Media for Blockbuster Entertainment Inc., a co-founder of BT Venture Partners and has held various engineering and management positions with Matsushita Electric Industrial, Panasonic Broadcast and Television Systems Company, and Weston Instruments, a subsidiary of Schlumberger Industries. Mr. Politi is a graduate of Bogazici University (BS in Electrical Engineering and a BS in Physics), the New Jersey Institute of Technology (MS in Electrical Engineering) and holds an MBA from The Wharton School at the University of Pennsylvania.

In addition, an affiliate of JANA Partners has proposed expanding the Board of Directors from eight to 13 directors and has proposed five nominees to fill the resulting vacancies:  Jon Miller, Jaynie Studenmund, Julius Genachowski, Brian Weinstein and Giorgio Caputo.

Jon Miller. Mr. Miller is the founding partner of Velocity Interactive Group, an investment firm that focuses on digital media and communications. He was the Chairman and CEO of AOL from 2002 to 2006, and previously served as CEO and President of USA Information and Services (which became IAC/InterActiveCorp and Expedia) and as the Managing Director of Viacom’s Nickelodeon International. At AOL, Mr. Miller restructured the company’s core business away from its roots as a dial-up Internet service provider by focusing the company on online advertising. This refocusing, required a broad reconstitution of both infrastructure and operations while maintaining profitability and included the highly successful 2004 acquisition of Advertising.com. Advertising.com is the largest U.S. advertising network and considered a cornerstone of AOL’s continuing strategy. Under his leadership, in 2006 AOL delivered profit growth of 21% and increased its online advertising by 40%, reaching $2 billion in advertising revenue. During his tenure, AOL generated $9 billion in free cash through a combination of operations and asset sales while growing profitability from continuing operations.

Currently, Mr. Miller is Chairman of OpenX, a leading online advertising service, and a Director of Idearc and the American Film Institute. While at USA Information and Services and then IAC/InterActiveCorp, he served on the boards of Ticketmaster, Expedia and Hotels.com. Mr. Miller is a graduate of Harvard University.

Jaynie Studenmund. Ms. Studenmund has over 25 years of executive management experience across a diverse set of business environments, including start-ups, rapid growth, turnarounds, roll-ups, and mergers and acquisitions in Internet and financial services businesses. She has been involved in the Internet for over ten years, including serving as the COO for GoTo/Overture Services, the pioneer in paid search, from 2001 to 2004 when Overture was sold to Yahoo!. During her tenure as COO, Overture experienced strong growth, including growing annual revenues from approximately $100 million to approximately $1.2 billion, annual paid leads from approximately 750 million to approximately 3 billion, advertisers from approximately 30,000 to approximately 120,000, and international markets from one to 12. Prior to

Overture, Ms. Studenmund was the President and COO of PayMyBill.com, which became the largest bill payment service on the Internet.

Prior to this, Ms. Studenmund spent several years in financial services, including from 1985 to 1996 at First Interstate Bank of California where she managed over $1 billion in revenue as the Executive Vice President, Head of Retail Banking, and Chief Marketing Officer of First Interstate, now Wells Fargo. From 1996 to 1998, Ms. Studenmund was the Executive Vice President and Head of Retail Banking at Great Western and then Home Savings, both of which were sold to Washington Mutual. Today she sits on the boards of Orbitz Worldwide, eHarmony, and, until recently, aQuantive, which was sold to Microsoft. She is also a board member of Western Asset Management and Countrywide Bank (the private regulated bank subsidiary of Countrywide Financial Corp.). Ms. Studenmund is a graduate of Wellesley College and Harvard Business School.

Julius Genachowski. Mr. Genachowski has extensive experience in digital media and commerce, including eight years (1997 to 2005) in senior executive roles at IAC/InterActiveCorp, where his positions included Chief of Business Operations, General Counsel and a member of the Office of the Chairman, the company’s 4-person senior strategy and operating group.  During his time at IAC, the company grew from operating two businesses to over twenty businesses, spanning major Internet media and commerce categories, and generating over $6.5 billion in revenue.  Mr. Genachowski was a key player in the company’s growth and its operation as a multi-business, multi-brand company.

Prior to joining IAC, Mr. Genachowski was a senior official at the Federal Communications Commission (1994 to 1997), including Chief Counsel to the Chairman of the FCC.  Mr. Genachowski currently serves as a board member on both public and private companies, including Website Pros, The Motley Fool, Marc Ecko Enterprises and JackBe.  He served on the boards of Expedia, Hotels.com and Ticketmaster while each was a public subsidiary of IAC, and also served on the board of directors of Beliefnet (sold to Newscorp) and the board of advisors of Truveo (sold to AOL).   Mr. Genachowski is a managing director of Rock Creek Ventures and the co-founder of LaunchBox Digital, which invests in, advises, and launches digital media and commerce companies.  He is also a special advisor to General Atlantic.  Mr. Genachowski has served as a law clerk to U.S. Supreme Court Justice David H. Souter and, before that, to retired U.S. Supreme Court Justice William J. Brennan, Jr.  He worked in Congress on the staff of the Select Committee investigating the Iran-Contra Affair and also for then-U.S. Representative, now Senator, Charles E. Schumer.  Mr. Genachowski is a graduate of Columbia College and Harvard Law School.

Brian Weinstein. Mr. Weinstein is a senior executive in the Strategy and Business Development group at Creative Artists Agency (CAA), where he focuses on digital strategy and corporate acquisitions. In the last year, he helped incubate venture financed internet companies focusing on social media including weplay.com, funnyordie.com, shredordie.com, mybluecollar.com and quarterlife.com. Mr. Weinstein has supervised CAA’s execution of innovative product integration, sponsorship and advertising integration into branded content across multiple platforms, thus generating higher CPMs and new revenue streams for web-based content. Furthermore, at CAA, Mr. Weinstein consults to leading social media start-ups like Joost and advises corporate clients on new media strategies. Finally, Mr. Weinstein has assisted with the sale of several online content providers to major media companies, notably the sale of lx.tv to NBC. Mr. Weinstein is also the founder and Chairman of The Opportunity Network. Prior to CAA, Mr. Weinstein was a corporate attorney at Skadden Arps Slate Meagher & Flom LLP. Mr. Weinstein is a graduate of Yale College and the Columbia School of Law.

Giorgio Caputo.  Since 2004, Mr. Caputo has been a Managing Director of JANA Partners LLC, where he leads JANA’s technology investments.  Prior to joining JANA, Mr. Caputo was an investment banker with Credit Suisse First Boston (“CSFB”) specializing in mergers & acquisitions and financing advice for middle market companies.  Mr. Caputo was also tasked with sourcing investment ideas for CSFB’s private equity clients as part of the firm’s M&A Business Development effort.  From 1996 until 2000, Mr. Caputo was a quantitative analyst with Lehman Brothers’ Equity Derivatives group, providing quantitative research and analytics – including various technology and web development initiatives – to both Lehman’s customer-oriented and proprietary equity derivatives trading businesses.  Mr. Caputo is a graduate of Princeton University (Bachelors of Science in Engineering in Operations Research with a minor in Applied and Computational Mathematics) and Columbia Business School.

We believe each of the nominees we have proposed for CNET’s Board of Directors have the experience and the expertise to bring fundamental strategic and operational change to the Company now, and to help the Company re-establish its dominant position as the industry continues to evolve in the future.

4. Unlocking Value for All CNET Shareholders

A New Strategy:  Fundamental Change Focused on Strengthening Core Assets

The transition we believe CNET must undergo to strengthen its core assets and transition from “Web 1.0” to the modern Internet will require changes to CNET’s core strategies, technologies and platforms. As described herein, we have highlighted certain issues through an external review which we believe must be addressed in order to reverse CNET’s ongoing underperformance. Based on the number and magnitude of issues we have identified, we expect that additional systematic problems will become apparent to the nominees we have proposed, if elected, once they have access to the information made available to all directors. More significantly, as the industry continues to evolve new issues will arise that CNET will need to address decisively and effectively.

More important than any particular example, however, is that each demonstrates the current leadership’s failure to effectively identify and address issues as they arise, and the need for a Board of Directors with the experience and expertise to do so. While it has been possible for us to identify such issues externally, it is not possible to devise a comprehensive plan for fully addressing such issues from the outside. These issues, however, highlight the fact that CNET’s current leadership has been unable to devise a plan to address CNET’s underperformance even from the inside, despite years of shareholder value destruction. We also believe there is no evidence that they can now suddenly reverse course and do so.

We believe this ongoing failure makes clear that unlocking shareholder value will require the oversight of a Board of Directors with the sector-specific industry experience and expertise to measure and monitor management’s performance, and the ability to “look around the corner” to address new opportunities and challenges as they arise, rather than waiting for the Company to fall behind. We believe the Board nominees we have proposed collectively bring these capabilities and can help CNET address these issues as well as others and start creating value for shareholders.

When we presented these issues to members of CNET’s Board last month, many of them were dismissed as not rising to the level of Board consideration. However, we believe that the details of effectively running an Internet company are not beneath CNET’s Board members, and that CNET needs a Board with the experience and expertise needed to monitor and measure management’s performance in all aspects of the business. In fact, based on the assumptions set forth in more detail below, we estimate that successfully addressing even just some of the issues discussed below could significantly increase shareholder value.

CNET now argues that it has begun to address many of the issues we have raised, including by engaging consultants, “exploring” solutions and setting up a “task force”

earlier this year to examine these basic issues. In addition, given the internal data at the Company’s disposal, we expect it may offer evidence meant to refute the need for change. However, we believe the record speaks for itself, and in our opinion CNET’s operational performance makes clear that the current leadership has not effectively addressed these issues historically, while its stock price performance makes it clear that the market does not expect it to do so going forward.

Examples of Fundamental Issues to Be Addressed

1. Improving CNET’s Monetization Infrastructure. Today’s leading Internet companies have evolved substantially in the area of optimizing yield, or monetization, having recognized that it is no longer sufficient to rely on strong content creation and basic internal ad serving technologies to optimize yield and average revenue per unique user (“ARPU”). Instead, such companies have focused on their underlying technology platforms to improve and maintain competitive yield and user functionality. While it was once strategic for companies to own these technologies, this is no longer true, particularly given the cost and complexity of building and managing these systems.

Instead of taking advantage of this opportunity to improve its monetization infrastructure, CNET continues to use a predominately in-house ad serving platform and yield management ecosystem.(27)  We believe that at this stage of CNET’s lifecycle, it is highly inefficient to build and manage these solutions in-house, rather than adequately investing in updating its in-house technologies (where they have sufficient scale) or seeking access to readily available outsourced solutions, and doing so is also a costly distraction. Referring to the more highly advanced functionality available through external solutions, one analyst noted, “CNET does not use all of these advanced targeting methods. We believe new targeting methods represent an opportunity for CNET to transform its inventories within CNET’s network creating more dynamic and relevant results for advertisers.”(28)

In sum, we believe the Company’s failure to take advantage of this opportunity to date has contributed to CNET’s lower ARPU than its peers. CNET has the opportunity to improve monetization by turning to companies such as Microsoft’s aQuantive, Google’s Doubleclick, AOL’s platform A, Omniture and Aggregate Knowledge, among many others, that outsource highly-advanced ad serving, content management and yield optimization solutions to third parties. The benefits of such outsourced solutions include:

Improved Ad Unit Optimization and Inventory Utilization. Leading monetization ecosystems are designed to target advertising using all available and relevant user data such as behavioral, demographic, geographic and other variables that infer user intent or needs. We have however observed numerous ads across CNET’s properties that are not relevant to the context of the pages presented or the actions of the user, indicating that the Company could benefit substantially from increased use of these advanced tools. Another area that we believe is impacting the quality of advertising on the pages at CNET is management’s decision to allow internal sites and business units to advertise extensively on other CNET sites, including on sites which are entirely unrelated. We believe this degrades the user experience and impacts user frequency given that users react to ads in the same way they do to content. We believe the prevalence of these ads indicates that CNET lacks an effective internal transfer pricing mechanism or an effective ROI based inventory pricing system to measure ad unit performance and hence ensure that such space is allocated in a manner as to generate the highest possible return.

Enhanced User Experience. The latest available ad serving infrastructures, together with plug-in technologies that optimize content delivery, overall landing pages and the mix of advertising on a page, can significantly increase page views and the yield from each page view. We believe CNET would benefit from the increased use of these technology solutions which would ensure that more relevant ads are served, that the mix of ads displayed on landing pages are optimized for revenue and that the user experience and page content more precisely match a particular user’s needs.

Increased Advertiser ROI. We believe improved ad serving and targeting capabilities would increase return on investment for CNET’s advertisers, causing them to commit additional ad spend to the Company. Websites that can provide sophisticated behavioral targeting can earn significant premiums for ads,(29) and still achieve a superior ROI for advertisers; a win-win for both parties. Without embracing external ad serving solutions, however, CNET may not be able to adequately deliver this type of sophisticated targeting for much of its inventory. Additionally, using outsourced technologies for ad serving may also lower the cost of management for advertisers (a key factor in media budget allocation decisions), as advertisers would not have to customize ad campaigns for CNET’s internal ad serving technology.

Improved Navigation. Outsourced navigation and page optimization technologies can help optimize landing pages and the mix of advertising on a page, which can significantly increase monetization. These technologies aggregate and analyze the behavior of millions of users to recommend and implement changes to the flow of a website, which help drive increased page views, time spent and “click-throughs” (clicking an advertisement or link) by users. We believe CNET could benefit greatly from aggressively implementing such outsourced technologies given that, while its sites typically have excellent content, this content is not always made easy for users to find. For example, when searching for “digital camera reviews” from the home page of CNET, if a user clicks on the tab for Reviews, then the tab for Digital Cameras, he or she is delivered to an entirely different CNET page than if they search for “digital camera reviews” from the search box on the same home page of CNET. Given that two different pages are being offered to satisfy the same search query, we can only conclude that CNET has not used these navigation technologies to determine which page is the optimal user experience. This example is at www.JANAGroupInfo.com/video/video1.html.

Additional Traffic Acquisition. Internet companies often grow traffic by advertising on other sites or buying paid search engine results using a combination of the above technologies along with other solutions such as advanced data mining to determine whether the ROI from this acquired traffic justifies its cost. Returns are measured based on whether a user is immediately converted to a sale or by evaluating the lifetime value of that user versus the initial cost of acquiring them. CNET has said it does very little marketing because it cannot achieve a return on investment from doing so.(30)  We believe however that this is likely because CNET’s high quality content has not been optimized to deliver a sufficient ROI to justify the cost of driving a user into designated pages. An example of this is described below in paragraph 7 which discusses a dpreview.com ad. We believe that CNET could benefit substantially from employing many of the technologies and solutions discussed above and others to deliver increased and profitable traffic to their properties.

While CNET announced last week that it is taking a step toward embracing outsourced and add-on technologies by opening its APIs, we believe this is an acknowledgement that the internal closed infrastructure described above has failed. Moreover, given how long it has taken the current leadership to make this basic realization, we have little confidence that it can successfully execute this critical change without the oversight and relevant expertise our nominees would bring to the Board.

2. Building a Vertical Ad Network. It is common practice for large Internet companies such as Google, Yahoo!, AOL, and IAC/InterActiveCorp to create vertical ad networks by syndicating out their sales and technology infrastructure to third party websites. This approach generates significant increased revenue by allowing a sales force to sell inventory on non-owned/partner vertical sites and strengthens the outsourcing company’s relationship with advertisers by allowing broader, better and more targeted ad spending.

Yet CNET has never taken any meaningful action on this opportunity.(31) In fact, management only recently announced it would begin “exploring” this opportunity.(32)  We believe the Company should have taken advantage of this opportunity years ago, as many others have done, and must now move aggressively to do so, particularly in light of the overwhelming evidence of success with this business model at other companies. The chance to take full advantage of this opportunity may prove fleeting, as other entrants may act sooner to roll out vertical ad networks in CNET’s core verticals. We believe CNET’s failure to meaningfully explore this opportunity prior to our emergence further evidences the need for a Board of Directors who will ensure that CNET acts promptly on industry trends that can critically affect performance.

3. Leveraging Third Party Ad Networks to Monetize Unsold Inventory and Build Stronger Relationships with Advertisers. We believe that CNET can reduce its percentage of unsold or undermonetized inventory by allowing outside third party ad networks to sell its unsold remnant inventory (a practice the Company refers to as “yield management”) and in so doing can significantly improve revenues and profitability. In many cases these outside networks have access and reach to advertisers that CNET properties do not have, and they often use sophisticated ad serving technologies to maximize CPMs, both of which would benefit CNET.

CNET has historically rejected significant use of such ad networks,(33) and the Company again only recently committed to “exploring” their use following our calls for change.(34)  In fact, as late as last spring CEO Neil Ashe stated that, “We strongly believe that we are best at selling our own network, that our properties are incredibly valuable and that they generally provide more value to ad networks than ad networks provide to us. While we will continue to test how to most effectively optimize that monetization, currently that’s almost exclusively done with us with minor exceptions...”(35)

While CNET may now be “exploring” this opportunity, we believe that the Company should have begun doing so much sooner and that this delay represents a fundamental failure to recognize the benefits of meaningful use of selected outside networks beyond CNET’s current relationship with Google. While CNET has suggested that such networks have only recently begun to merit exploration given advances in behavioral targeting,(36) we believe recent advances in ad serving are not a sufficient justification for CNET’s long-time failure to improve monetization through such networks given the incremental revenue to be gained, even from earlier ad networks using less sophisticated ad serving technologies. We find it particularly troubling that it has taken CNET this long to even start exploring wider use of ad networks as Webshots, which it acquired in 2004, routinely did so.(37)

4. Reaccelerating Growth Through Improved Intent-Driven Media Techniques Including SEO and Improved Navigation. Internet users today are increasingly “intent-driven,” meaning they are driven to websites through search engines, social media and web reference links rather than seeking out specific brands, making these sources of traffic more important than ever.(38)  To maximize the value of content, companies must focus on adopting effective search engine optimization (“SEO”) strategies to ensure the highest possible organic search rankings to find and retain users that are not seeking them out by navigating directly to their sites. The basic understanding driving any SEO strategy is the recognition that websites draw exponentially more click-throughs from search engines based on how highly they rank on a search results page and that there is a dramatic decrease in user click-through rates on search results pages from the first to the second page of results and beyond. Because search engines are constantly changing their algorithms and competitor sites are always seeking to increase their rank, effective SEO requires significant attention and expertise.

Just last year, CEO Neil Ashe was asked at an industry conference, “Where is CNET in terms of search engine optimization?  I don’t think it’s been a major priority in the past, but is it now?  Is that something we can see as having a material impact over the next two years?”  In response, he stated, “I think it can. I’d say that we’re probably a five on a ten scale in our search engine optimization capabilities, largely because we haven’t had to. The vast majority of our traffic types the URL in the front door, we promote it across our own networks, so we’ve grown that. But there’s no question that’s, that’s an area of improvement for us, and an area of opportunity for us to grow.”(39)

We believe this failure to make SEO a priority sooner is representative of a fundamental failure by CNET’s leadership to understand user behavior. While most of

CNET’s traffic may come through the “front door,” this is not a justification for failing to pursue additional growth through search. Moreover, the reason most traffic comes through the front door is likely that CNET has not focused sufficiently on growing traffic through search. Although recent SEO initiatives at CNET may have produced increases in search traffic, we assume that the magnitude of these increases has been amplified by a low starting point for search from the major search engines and that some of this growth may be due to the overall growth of search queries on the Internet. More importantly, based on our analysis we believe that CNET still has substantial room for improvement in this area.

For example, proper SEO strategies focus on high traffic search keywords as well as long tail keyword queries (which are less popular keyword search queries such as “canon digital camera”), meaning a comprehensive SEO program should optimize against millions of keywords for a company such as CNET. As a test, we analyzed 150 high-traffic keywords derived from root categories on CNET.com which we believe should rank highly on search engines given CNET’s superior content and branding in these topic areas, and yet we found significant room for improvement. For approximately 57% of these search terms no CNET website appeared on the first page of Google search results.(40)  For approximately 25% of these terms, no CNET website appeared in the top 3 search results.(41)  While these are the results of a random sampling and CNET may produce better results with other samplings, the point is that each low-ranked term represents a lost opportunity to drive traffic to the Company’s sites, as well as an opening for the growth of competitors who rank higher as a result of effective SEO. In fact, we estimate that if CNET improved SEO for just these low-ranked keywords, the Company could potentially generate millions of incremental page views monthly.

Just from an external review, we have identified issues with CNET’s SEO techniques which may partially explain the poor results discussed above. For example, our review of many of CNET’s major properties demonstrates that the code base or HTML coding often does not strictly conform to industry standards. Such deficiencies make it more difficult for search engine “crawlers” (which provide the data for search engine algorithms to index and then rank pages) to read and understand the page. In our sampling we generally found the number of errors to be significantly greater than expected. For example, a W3C markup evaluation of www.CNET.com, www.News.com, www.Gamespot.com and www.TV.com performed on March 26, 2008 revealed 2,401, 1,632, 2,566 and 4,129 errors for each of those pages respectively, while a review of peer websites www.WebMD.com, www.TheStreet.com, www.About.com and www.dpreview.com revealed 102, 457, 82 and 112 errors, respectively. To take another example, search engines use many methodologies to discern the meaning of a page, one of which is to read the description of the page provided in the uniform resource locator (“URL”) and then use that description as a weight in the ranking algorithm. We have often found however that CNET’s websites have URLs that use numbers instead of words in such descriptions. For example, the root page for digital camera reviews at CNET.com discovered using their taxonomy is http://reviews.cnet.com/4566-6501_7-0.html?tag=brdcrmb, whereas competitor dpreview.com uses the clearer http://www.dpreview.com/reviews/.

A more comprehensive internal review would we believe highlight additional issues related to website structure, link relationships, content management, information design, site code and traffic and popularity, all of which impact traffic from search engines. However, beyond the exact technical reasons for CNET’s issues with SEO, we believe the fundamental point is the current leadership’s failure to drive effective performance in a fairly basic element of today’s “Web 2.0.”

Furthermore, it appears that CNET sites that were built more recently such as Chow.com, have the same issues with respect to SEO as the older CNET properties. This is particularly important as we assume CNET has invested significant capital and focus into the launch of these new properties. Because new sites do not have established brands, they rely more on users finding them through search engines, making optimization even more important. We believe this finding with respect to Chow.com also confirms the need for CNET to focus on upgrading key platforms and processes before branching into new verticals. Had the Company done this at the appropriate time, we believe it might now possess a highly scalable platform that would make launching these new verticals easier and more profitable.

As described in more detail in Section 5, CNET offered to hire a SEO consultant as part of a settlement offer to us after we raised this issue with members of the Board of Directors. We believe CNET should be taking such steps independently, not only after shareholders have raised these issues. More importantly, however, effectively addressing this issue requires far more than merely hiring consultants or forming a “task force” and waiting for them to deliver. To succeed, it will require the commitment, oversight and guidance of an experienced leadership team to ensure that these initiatives are prioritized and implemented effectively across CNET.

5. Integrating Social Media and Enhanced Content Into the CNET User Experience to Further Boost Growth and Enhance User Experience. Early forms of user interaction on the web consisted mainly of flat, threaded messaging with no user identification or community. This type of interaction today has very narrow audience appeal. Updated means of communicating through the Internet, typically referred to as “social media,” rely on real user identities, widgets and very sophisticated communications platforms to drive relevant valuable content. The resulting community penetration drives high value and growth. This can be seen in various forms including social networking (Facebook, MySpace), web logs or “blogs” (Blogger, Typepad), user reviews (Tripadvisor, Yelp) and viral video (YouTube).

With some exceptions, such as on GameSpot, CNET has not successfully embraced social media applications, thus failing to keep pace with important changes in how individuals interact with the Internet. As described in greater detail in Section 2, one of CNET’s most significant entries in this space, WebShots, was executed through acquisition rather than internally generated, and its value fell substantially thereafter. While CNET has recently made an effort to improve blogging with the introduction of Crave and a concerted effort to hire more bloggers, these efforts have not generated substantial user interest to date.(42)

6. Improving CNET’s Technology Platform for Publishing and Content Management. As part of reviewing many of the issues identified above, we believe a significant focus for improvement will be upgrading CNET’s technology platform for publishing and content management, which impacts the way in which many of the areas discussed above, such as SEO, ad unit optimization, page optimization, navigation, content creation and data mining, are managed, measured and changed. Specifically, a well-designed and maintained publishing and content management system should:

•      Reduce costs and lift efficiency by, for example, enabling editors to easily update content and allowing for auto-generation of pages on relevant topics to increase the depth of coverage and the number of saleable pages at low incremental cost.

•      Allow for better SEO through improved URL and page structure and impart greater comprehensiveness and relevance to channels, thus increasing engagement and therefore SEO rankings.

•      Provide for easier inclusion of social networking features.

We believe CNET’s failure historically to address this issue, and its belated attempt to do so now through the creation of a “task force,” underlines another failure to address fundamental issues decisively, and the need for new leadership to do so.

7. Bringing CNET’s Cost Structure In-Line with Peers. Evidence that CNET is under-earning its customer base can be demonstrated by comparing peer revenue per average monthly unique user. As set forth in Exhibit 2 in Section 1, based on comScore data CNET ranks last among its peers, generating a blended ARPU of $3.28 in 2007 (U.S. ARPU of $9.55; international ARPU of $1.03). Although some of this divergence results from differing business models and advertiser bases, CNET’s performance substantially trails the blended peer median ARPU of $20.39 (U.S. ARPU of $23.80; international ARPU of $8.66).

CNET’s operating metrics also show it can improve its cost structure. Despite having greater scale (as measured by revenue and uniques) than five members of its peer group, as illustrated in Exhibit 2 CNET ranks last among its peers in EBITDA (excluding stock based compensation) and EBIT margins for 2007 and on a projected 2008 basis. Wall Street is projecting a 2008 EBITDA (excluding stock based compensation) margin of 20% compared to a peer median of 28% and the next closest peer at 26%. In 2007, CNET generated an EBITDA (excluding stock based compensation) margin of 21%, compared to a peer median of 28% and the next closest peer at 24%.

In addition, as illustrated in Exhibit 2, CNET also ranked last among peers in revenue per average employee in 2007, generating $0.153 million. This compares with a peer median of $0.302 million and the next closest peer who generates approximately $0.200 million. While a meaningful portion of CNET’s employee base is located in low cost countries, this is also true of some of its peers. Moreover, even if we assume that CNET has 1,200 U.S. employees and that all of the U.S. revenue is generated by these employees (meaning we assume no international employees support U.S. revenue),

CNET’s 2007 U.S. revenue per average employee is $0.258 million (which implies that in 2007 CNET generated only $0.064 million of international revenue per international employee). While this exceeds the total 2007 revenue per average employee for TheStreet.com ($0.247 million per average employee), The Knot ($0.241 million per average employee) and TechTarget ($0.207 million per 2006 employee), this metric is impacted by the fact that these peers have revenues of less than one fourth the total of CNET yet must still carry common non-revenue employees (management, accounting, human resources and related areas) and have similar technology infrastructure needs.

While it is not possible to fully determine from the outside what explains this poor performance, we believe a failure to optimize ARPU, reliance on antiquated technologies and poor operational procedures are likely the most significant contributing factors as highlighted by the issues discussed above. In addition, in the course of our review of CNET’s websites we have encountered examples of expenditures which, while small individually, clearly indicate a failure to focus on costs and return on investment. For example, earlier this year an advertisement on a leading digital camera website, dpreview.com, for CNET’s Shopper.com promised “the latest prices on digital cameras”. When clicked on, however, users were directed to a page that contained very little information on digital cameras. The information that was presented on digital cameras was well below the fold and listed below information on completely unrelated topics such as Components, Computer Systems Accessories, Computers Systems, Displays, Desktops and Digital Camcorders. Additionally this page contained advertising which was primarily non-contextual. This costly ad pulled high-value traffic from one of the leading digital photography websites to a largely non-contextual site branded as a CNET property, creating a suboptimal user experience on CNET, generating little enticement to the user to click-through to other areas, or in our opinion for a user to return to CNET, and even worse failing to monetize this traffic with relevant ads. This example, which we witnessed occurring continuously for at least three weeks, can be viewed at www.JANAGroupInfo.com/video/video2.html.

In another example, last month CNET.com displayed an apparently malfunctioning “invisible” ad. White space was being served by the ad server which when scrolled over demonstrated click functionality. When users clicked on this “white space,” they were directed from a page on digital cameras to one called “Living with Technology.”  We believe the Company should have recognized this problem very quickly, if not by observation then with systems designed to measure ad unit performance that should have red flagged this as a non-performing ad, and fixed it. This example, which occurred repeatedly for at least four days, can be viewed at www.JANAGroupInfo.com/video/video3.html. While we recognize that many companies may have similar issues occasionally, these issues persisted over an extensive period of time, which we believe demonstrates deeper underlying issues.

Potential Impact

Our nominees, if elected, would likely discover additional issues to be addressed and would bring the expertise and experience needed to “look around the corner” in addressing new challenges and opportunities. However, we believe that addressing even just some of the issues concerning traffic and monetization described herein should have a significant impact on the Company’s operating performance and valuation. We also believe the market will recognize and reward this improvement, as it has for peers which have consistently outperformed CNET. In addition, by addressing key strategic issues and strengthening its core operating procedures and platforms, CNET can develop a highly scalable model for expanding into attractive new verticals.

For example, while estimates of future performance are inherently uncertain, we believe that more targeted ad serving through the use of leading outsourced ad technologies, improved page optimization and leveraging third party ad networks as we have described could create a step function increase (above and beyond organic growth) in CNET’s revenue per thousand page views (RPM) of between 5% and 20% on a run-rate basis within a twelve to eighteen month period, with additional growth over time. Exhibit 3 illustrates this potential impact on 2009 estimates, assuming CNET achieves its historical 50% incremental EBITDA (excluding stock based compensation) margin on such new revenue, which may be a conservative assumption given the minimal incremental costs for this new revenue, but accounts for reinvestment in the business.

Exhibit 3 – Potential Impact From Increased Revenue Per Thousand Page Views (RPM)

($ in millions)

			2009E Incremental RPM Growth
	2008E (1)	2009E (1)	5%	10%	15%	20%
Marketing Services Revenue	$400	$440	$462	$484	$506	$528
Licensing, Fees and User Revenue	48	52	52	52	52	52
Total Revenue	$448	$492	$514	$536	$558	$580

EBITDA (2)	$93	$112	$123	$134	$145	$156
% margin	21%	23%	24%	25%	26%	27%
% increase to estimated 2009 Est. EBITDA (2)	NA	—	10%	20%	29%	39%

RPM (3)	$12.82	$13.43	$14.11	$14.78	$15.45	$16.12
Estimated Annual Page Views (MM)	31,176	32,734	32,734	32,734	32,734	32,734

Memo:
Y/Y RPM Growth (4)	5%	5%	10%	15%	20%	26%

(1) Estimates per Citibank equity research as of February 24, 2008.

(2) EBITDA excludes stock based compensation. Pro forma 2009E EBITDA based on 50% incremental margin.

(3) Calculated as marketing services revenue per page views (000).

(4) 2007 RPM of $12.16 per Citibank equity research.

While predictions regarding the impact of new strategies on user traffic and revenue are inherently uncertain, we also believe that implementing more effective intent-driven techniques including SEO and improved navigation would attract new unique users and improve user frequency of existing unique users, creating a step function increase (above and beyond organic growth) in CNET’s traffic (using page views as a proxy for traffic, although technical changes impact their usefulness as a measure of monetizable traffic) of between 10% and 25% on a run rate basis over a twelve to eighteen month period.(43) While there would likely be some delay as CNET’s sales force caught up to the additional ad inventory to be sold and CNET adopted third party ad networks to increase sell-through, we believe this improvement could have a roughly linear relationship with revenue.

Moreover, given that much of this additional traffic would be coming from search users expressing specific intent, we believe these new users could be monetized at a level that is approximately in-line with CNET’s current revenue per thousand page views. As illustrated in Exhibit 4 below, assuming a 50% incremental EBITDA (excluding stock based compensation) margin, which may be a conservative assumption given the minimal incremental costs for this additional revenue but accounts for reinvestment in the business, a 20% increase in traffic would result in an estimated 2009 EBITDA (excluding stock based compensation) margin of 27%, in line with the lowest projected peer margin for 2008.

Exhibit 4 – Potential Impact From Increased Traffic

($ in millions)

			2009E Incremental Traffic Growth (Page Views)
	2008E (1)	2009E (1)	10%	15%	20%	25%
Marketing Services Revenue	$400	$440	$484	$506	$528	$550
Licensing, Fees and User Revenue	48	52	52	52	52	52
Total Revenue	$448	$492	$536	$558	$580	$602

EBITDA (2)	$93	$112	$134	$145	$156	$167
% margin	21%	23%	25%	26%	27%	28%
% increase to estimated 2009 Est. EBITDA (2)	NA	—	20%	29%	39%	49%

RPM (3)	$12.82	$13.43	$13.43	$13.43	$13.43	$13.43
Estimated Annual Page Views (MM)	31,176	32,734	36,008	37,644	39,281	40,918

Memo:
Y/Y Page View Growth (4)	5%	5%	16%	21%	26%	31%

(1) Estimates per Citibank equity research as of February 24, 2008.

(2) EBITDA excludes stock based compensation. Pro forma 2009E EBITDA based on 50% incremental margin.

(3) Calculated as marketing services revenue per page views (000).

(4) 2007 annual page views of 29.691 billion per Citibank equity research.

We estimate that the combined impact of such improvements to traffic and monetization could be significant. Excluding potential benefits from more carefully managing costs, assuming a 15% lift in traffic (which we believe is achievable based on the success of companies like WebMD.com in growing traffic) and a 15% lift in RPM results in pro forma 2009E EBITDA (excluding stock based compensation) of $183 million, an increase of 60% above 2009 projected EBITDA (excluding stock based compensation), and a blended margin of 29% assuming the Company’s estimate of a 50% incremental margin on additional revenue, which we believe is conservative.(44)

Based on these estimates, applying CNET’s implied 9.5x multiple to 2009 consensus EBITDA (excluding stock based compensation) to this pro forma number implies a potential valuation of over $11.00 per share. In addition, while predictions regarding changes in market multiples are inherently uncertain, we believe that this reacceleration in growth in revenue combined with growth from higher returns on investment from creating an efficient scalable model to monetize new verticals may also result in the market according CNET a higher valuation multiple, thus further boosting the potential impact.

5. CNET’s Response

CNET has characterized our efforts to add new members to the Board of Directors, who we believe possess the necessary experience and expertise to maximize shareholder value, as an attempt to take “control” thus requiring the payment of a premium. However, we are offering shareholders a choice of new directors who we believe will maximize value for all shareholders, and we believe the notion that we should pay a premium for offering shareholders this choice is meritless. All of our nominees are independent of each other and, if elected, would only profit from the creation of value for all shareholders. As every director is obligated to do, the nominees we have proposed will pursue maximum value for all shareholders.

CNET has also attempted to thwart our efforts to offer shareholders this choice of new directors through various legal defenses and technicalities, including by adopting a “poison pill” and golden parachutes. CNET has also expended significant company time and resources attempting to enforce its argument that its bylaws prevented us from proposing board nominees to shareholders, only to have this argument rejected by the Delaware Court of Chancery, a decision which it has now appealed. We find it unacceptable that CNET is deploying more Company resources to appeal this decision, in effect utilizing more assets which belong to the shareholders in a further attempt to deny shareholders a choice of new directors.

CEO Neil Ashe has referred to this contest as a “chess game,”(44) which we believe perfectly encapsulates CNET’s misunderstanding of the situation. This should not be a game of legal tactics but a debate about the future of CNET and who is best qualified to guide the strategic direction of the Company and create maximum shareholder value. We also believe CNET’s words and deeds represent a profound misunderstanding of shareholder democracy and the relative place of the Board and shareholders in this system. Board members serve at the shareholders’ pleasure, and if these shareholders wish to elect new Board members after years of underperformance they should be free to do so without the incumbents using the Company’s resources, which belong to the shareholders, to prevent this.

Key Events

Meetings with CNET. Representatives of JANA Partners LLC (“JANA”) held several calls with CNET representatives throughout October, 2007 as well as a call on November 1, 2007 with CNET CEO Neil Ashe. On December 6, 2007, a representative of the JANA Group, Santo Politi of Spark Capital, met privately with Jarl Mohn, the Chairman of CNET’s Board of Directors, to inform him of the investment in CNET by members of the investor group and to discuss proposals for improving CNET’s operating performance. Mr. Politi proposed a follow-up discussion with additional independent directors on CNET’s Board of Directors. In a subsequent conversation, Mr. Mohn informed Mr. Politi that any discussions with members of the Board would need to be coordinated by Mr. Ashe. In further communications with Mr. Ashe, it was communicated to Mr. Politi that a meeting with independent Board members would not be arranged, but rather we could only meet with Mr. Ashe, who stated he would communicate later with the Board. Because we believe it is the job of the Board to oversee management and guide strategic direction, we declined another meeting solely with Mr. Ashe. On December 28, 2007, an affiliate of JANA Partners LLC notified CNET that it intended to nominate two candidates for the open seats on the Board of Directors at the 2008 Annual Shareholders Meeting, to propose an expansion of the Board from eight to 13 directors and to propose five additional nominees to fill the vacancies created thereby.

In late February, 2008, CNET reversed its position and agreed to a meeting with us which included members of its Board in addition to Mr. Ashe. Representatives of JANA and six of the Board nominees we have proposed traveled to CNET’s offices in San Francisco on March 6, 2008 to discuss the issues we have identified with the Company and to give CNET’s Board the opportunity to meet and ask questions of such nominees. These individuals discussed the strategic and operating issues identified in Sections 2 and 3 with the members of the Board who attended the meeting.

CNET’s Settlement Offer. Following this meeting, representatives of CNET offered to place one of our director nominees, Jon Miller, on the Board of Directors, to add an additional director to be named later and to hire an SEO consultant who we named during the course of our meeting with the Company, in exchange for a settlement agreement with us. We rejected this offer, as we believe it would be insufficient to bring about the necessary level of change at CNET, particularly given the magnitude of the shareholder value destruction at CNET and what we believe is the lack of a core nucleus of members of the Board of Directors with the necessary sector experience and expertise needed to address CNET’s ongoing underperformance.

With respect to CNET’s offer to hire an SEO consultant, we believe bringing in outside expertise to assist CNET in SEO would be highly beneficial, but is just a small part of addressing the larger platform and technology issues at CNET we have described in Section 4 and would still require a Board with relevant experience in this area to help management oversee such improvements. More importantly, however, we believe it is highly revealing that the Company has not engaged such consultants in a meaningful way to date, and has now only offered to do so in an attempt to avoid its shareholders being offered a choice of our full slate of nominees. If this is the right thing to do for shareholders, the Board should have done this already, not hold such beneficial action in reserve in the hopes of obtaining a settlement.

As part of this discussion  with JANA representatives, a CNET director indicated that it would be helpful to discuss additional information regarding the Company’s performance, management and related issues, but would not feel comfortable doing so given the possibility of public disclosure. While JANA has offered to enter into a confidentiality agreement to address this concern and proffered such an agreement to the Company, CNET has to date declined to discuss such proposed agreement.

CNET’s Bylaw Arguments. On January 7, 2008, CNET sought to deny the nominations and other proposals we have made, stating that they were “improper” under CNET’s bylaws, which the Company claimed require shareholders to hold $1,000 of CNET stock for one year prior to making director nominations or proposing other business. On the same day, an affiliate of JANA filed a complaint for declaratory and injunctive relief in the Court of Chancery of the State of Delaware alleging, among other matters, that CNET was improperly attempting to apply its bylaws to prohibit this affiliate from nominating directors and bringing other business at the 2008 shareholders meeting. On March 14, 2008, the Delaware Court of Chancery upheld our right to propose director nominees and other business. CNET has appealed this decision.

Shareholder Rights Plan. On January 11, 2008, the Board of Directors adopted a shareholder rights plan, commonly referred to as a “poison pill,” which will expire after ten years. Commentators and corporate governance experts hold varied views on the propriety and utility of shareholder rights plans. It is our opinion however that such plans are shareholder-unfriendly, and moreover that the standard purpose of such plans, to stop or delay the acquisition of a company where the board has not approved such a transaction, is not served where a shareholder has sought to nominate alternate candidates for the Company’s Board of Directors.

Severance Agreements. On the next business day, January 14, 2008, CNET adopted new severance agreements with senior executives providing for additional payments in the event of their termination following a “change of control” as defined in such agreements, which includes a change in a majority of CNET’s Board of Directors. In other words, should shareholders choose to elect a new Board majority and then up to two years later such senior executives are terminated other than for cause (such as a refusal to perform one’s duties or conviction for a felony), these severance benefits will be paid. We agree with the sentiments expressed by Rick Aristotle Munarriz of The Motley Fool, who wrote, “Poison pills?  Severance contracts?  How can any of this be in the best interest of lay investors? CNET has an amazing collection of Web properties, but it’s not untouchable. The next time it weighs a poison-pill provision, it had better read the warning label to find out whom exactly it is toxic for.”

More information can be found in the public filings made by JANA Partners LLC, Sandell Asset Management Corp., Spark Management Partners, L.L.C., Alex Interactive Media, LLC and Velocity Interactive Management, LLC which are available at www.sec.gov.

6. Background Information

JANA Partners LLC has joined with Sandell Asset Management Corp. (“Sandell”), Paul Gardi of Alex Interactive Media, Spark Capital and Velocity Interactive Group in seeking to elect two individuals to replace the board members who are up for re-election at CNET’s 2008 stockholders meeting and to expand CNET’s board by five members and nominate individuals to fill those vacancies. Collectively these investors hold approximately 14.9% of CNET’s voting stock. JANA and Sandell also have separate non-voting economic interests of approximately 5% and 3%, respectively.

JANA Partners LLC is a multi-billion dollar investment management firm founded in 2001 by Barry Rosenstein. JANA has on numerous occasions, alone or with other shareholders, challenged management to focus on creating shareholder value.

Sandell Asset Management Corp. is a multi-billion dollar global investment management firm, founded by Thomas E. Sandell, which focuses on global corporate events and restructurings throughout North America, Continental Europe, the United Kingdom, Latin America and the Asia-Pacific theatres. Sandell frequently will take an “active involvement” in facilitating financial or organization improvements accruing to the benefit of investors.

Alex Interactive Media, LLC (“AIM”) is a private company focused on leveraging its domain expertise in digital media and related industries.

Spark Capital Management Partners, L.L.C. is a venture capital firm focused on building businesses that transform the distribution, management and monetization of media and content, with experience in identifying and actively building market-leading companies in sectors including infrastructure (Qtera, RiverDelta, Aether Systems, Broadbus and BigBand), networks (College Sports Television, TVONE and XCOM) and services (Akamai and the Platform). Spark Capital has over $600 million under management, and is based in Boston, Massachusetts.

Velocity Interactive Group, LLC is an investment firm that focuses on digital media and communications. Velocity Interactive Group has offices in Palo Alto, Los Angeles and New York.

Endnotes

(1) CNET Networks, Inc., Schedule 14A, March 14, 2008.

(2) “CNET’s financial performance has suffered even amid an online-ad boom. Revenue increased a modest 7% to $99.5 million in the third quarter of 2007 from a year earlier, or 9% when some asset disposals are factored out, and its net loss widened to $16.6 million from $2.3 million. By comparison, U.S. Internet advertising rose 25.3% to more than $5.2 billion in the third quarter from a year earlier, according to the Interactive Advertising Bureau trade group and PricewaterhouseCoopers LLP.  While CNET's U.S. users increased 12% to 35.8 million in December from a year earlier — topping Facebook’s 34.7 million — the total time spent on its sites by users fell about 16% when the sale of Webshots is factored out, according to comScore.”  (“New Media Icon Grapples With Newer Media Rivals”; Kevin J. Delaney, The Wall Street Journal, January 29, 2008, page B1).  “Our view is that CNET currently does not provide the high secular growth exposure Internet investors expect from an Internet advertising company and the stock should trade sideways until new growth catalysts emerge.”  (“CNET Networks:  A Leading Play in Technology and Entertainment, But Experiencing Low Growth”; Sandeep Aggarwal, Oppenheimer Equity Research, September 18, 2007, page 1).

(3) Bloomberg as of March 28, 2008.

(4) “CNET Networks:  4Q Revenues Exceeds Expectations; Adj. Est.”; Imran Kahn, Lev Polinsky, CFA, Bridget Weishaar and Joseph Boushelle, CFA, JPMorgan North America Equity Research, February 6, 2008.

(5) “Good 4Q; But 2008 Guidance Very Back-End Weighted”; Kit Spring CFA and Nathan Jones; Stifel Nicolaus, February 6, 2008.

(6) “CNET:  Mixed Report; Trim Estimates”; Clayton F Moran, James Dobson and Frederick W. Moran, Stanford Group Company, February 6, 2008.

(7) “Guides 2008 Lower on Investments”; Heath P. Terry, CFA and Tron Wang, CFA, Credit Suisse Equity Research, February 5, 2008.

(8)“4Q In-Line with Expectations; Long-Term View Unchanged”; Jennifer Watson, CFA and Megan Barker, Goldman Sachs Global Investment Research, February 6, 2008.

(9)“Maintained Full Year FY08 But Tweaked Down March; Franchise Intact”; Gene Munster and Vivian B. Li, Piper Jaffray & Co., February 6, 2008.

(10) “CNET has made many acquisitions… Many of these acquisitions have not yielded results or created economic value comparable to similar businesses in the market,” (“CNET Networks:  A Leading Play in Technology and Entertainment, But Experiencing Low Growth”; Sandeep Aggarwal, Oppenheimer Equity Research, September 18, 2007) and “CNET should consider streamlining the business by focusing on what is working well… CNET had stretch[ed] itself too thin and wide into too many often unrelated areas.” (“CNET:  Maintaining Hold Rating Following Decent 3Q07 Report; Encouraged by Asset Sale”; Mark May and Kar Han Kwong, Needham & Company, LLC Investment Analysis, October 29, 2007, page 3).

(11) CNET Networks, Inc. fourth quarter 2007 earnings conference call transcript.

(12) “CNET Networks, Inc.  Transition Period Approaching an End?  New Hires in Place and Reasons for Optimism in 2008”;  Lloyd Walmsley, Thomas Weisel Partners Equity Research, December 6, 2007, page 8.

(13) Id.

(14) “CNET Reorganization:  Internal Memo From Neil Ashe, CEO”; paidcontent.org, March 26, 2008.

(15) “The main culprit was CNET’s photo-sharing service, Webshots, which saw page views drop 14% annually after two new competitors made a big splash in the market.”  (“Should I Do It?  Not Seeing It at CNET”; David Peltier, TheStreet.com, April 26, 2006)

(16) CNET Press Release, October 25, 2007.

(17) “CNET Networks:  A Leading Play in Technology and Entertainment, But Experiencing Low Growth”; Sandeep Aggarwal, Oppenheimer Equity Research, September 18, 2007, page 16.

(18) CNET Press Release, January 20, 2000.

(19) “Both Mysimon and Webshot have slid down in the rankings for their respective categories …” (“CNET Networks:  A Leading Play in Technology and Entertainment, But Experiencing Low Growth”; Sandeep Aggarwal, Oppenheimer Equity Research, September 18, 2007, page 16).

(20) “CNET Networks:  A Leading Play in Technology and Entertainment, But Experiencing Low Growth”; Sandeep Aggarwal, Oppenheimer Equity Research, September 18, 2007, page 16.

(21) CEO Neil Ashe, CNET Networks, Inc. fourth quarter 2007 earnings conference call transcript.

(22) “Future of Business Media Pre-Interview:  Neil Ashe, CEO, CNET Networks”; Rafat Ali, Future of Business Media Conference Interview, October 22, 2007.

(23) “CNET in Distress”; Kara Swisher, All Things Digital via www.wsj.com, March 27, 2008.

(24) “CNET Networks SWOT Analysis”; Joseph Hunkins, www.seekingalpha.com, March 27, 2008.

(25) “Gloves off in CNET proxy fight”; David Shabelman, Tech Confidential, a Deal.com blog, March 27, 2008.

(26) “War of words heats up between CNET and JANA”; Jack Davis, Docu-Drama, a San Jose Mercury News blog, March 27, 2008.

(27) “CNET is one of a few large Internet companies using its own ad serving technology.”  (“CNET:  Activists Have a Point”; Clayton F. Moran, Frederick W. Moran and James Dobson, Stanford Group Company Institutional Equity Research, January 22, 2008, page 7).

(28) “CNET:  Developing specialty websites complement strong CNET brand.”; Clayton F. Moran and Frederick W. Moran, Stanford Group Company Institutional Equity Research, August 15, 2007, page 12

(29) Revenue Science estimates that advertisers will pay as much as a 15x CPM premium for behaviorally targeted ads.  (“Nothing But Net 2008 Internet Investment Guide”; Imran Khan, JPMorgan Equity Research, January 2, 2008, page 24, disclosing Revenue Science estimate.)

(30) CEO Neil Ashe has said, “We haven’t done a lot of external marketing, you know, true buy media, to promote our properties, because  I think at this point in the Internet’s life cycle it’s a negative arbitrage on development …”  (Citigroup Entertainment, Media and Telecommunications Conference, January 10, 2007, Bloomberg Audio, 31:27 mark).

(31) “With a large base of sizable advertisers and an ad-serving capability, CNET could initiate an ad network.  But, this is not currently part of its plan.”  (“CNET:  Developing specialty websites complement strong CNET brand”; Clayton F. Moran and Frederick W. Moran, Stanford Group Company Institutional Equity Research, August 15, 2007, page 3).

(32) “We are also testing efforts to sell off-network inventory.” (CEO Neil Ashe, CNET Networks, Inc. fourth quarter 2007 earnings conference call transcript); “CNET is testing its own vertical ad network.” (“CNET:  Upgrade to Buy on New Initiatives”; Clayton F. Moran and Frederick W. Moran, Stanford Group Company Institutional Equity Research, February 21, 2008, page 1).

(33) “CNET only fills owned inventory through its direct sales force.  This results in a portion of inventory going unsold.  Oftentimes, this inventory is filled with house advertisements.”  (“CNET:  Activists Have a Point.”; Clayton F. Moran, Frederick W. Moran and James Dobson, Stanford Group Company Institutional Equity Research, January 22, 2008, page 7); “Historically, CNET has been hesitant to experiment with enabling other networks or sales forces to sell its inventory as it has not wanted to diminish the value of its inventory.  However, the Company’s recent exploration of multiple monetization strategies for its inventory evidences the strong growth of ad networks that are helping advertisers and publishers to more effectively monetize lower-CPM inventory.” (“4Q In-Line with Expectations; Long-Term View Unchanged”; Jennifer Watson, CFA and Megan Barker; Goldman Sachs Global Investment Research, February 6, 2008).

(34) “First, on increasing yield, we are exploring third party sales partnerships.”  (CEO Neil Ashe, CNET Networks, Inc. fourth quarter 2007 earnings conference call transcript); “CNET recently disclosed that it would use an ad network(s) to monetize 10-20% of its inventory (yield management).” (“CNET: Upgrade to Buy on New Initiatives”; Clayton F. Moran and Frederick W. Moran, Stanford Group Company Institutional Equity Research, February 21, 2008, page 1).

(35) CEO Neil Ashe, CNET Networks, Inc. Q1 2007 Earnings Conference Call, April 26, 2007.

(36) “While we are successful in our core categories and confident in our progress with large advertisers, the portals have expanded their sales reach and targeting capabilities in ways that complement our efforts.  We believe we can develop our third-party sales partnership in early 2008 for a minority of our inventory that will generate incremental advertising revenue.” (CEO Neil Ashe, CNET Networks, Inc. fourth quarter 2007 earnings conference call transcript); “…so we are experimenting with ways to take a portion of our inventory and capitalize on the advances that have been made in technology around things like behavioral targeting, to more effectively manage the yield in our properties, so the initial tests around our entertainment properties with TV.com and such have been relatively uninspiring but the things that we’re going to start to test going forward, we’re much more excited about, so around the behavioral targeting, around the other technological advances that have been made in targeting, we believe will be able to yield attractive revenues for us.” (CEO Neil Ashe, CNET Networks, Inc. at Thomas Weisel Partners 2008 Technology Telecom Internet Conference, February 6, 2008, transcript).

(37)  “CNET does use ad networks, like Advertising.com and ValueClick Media, to fill the vast page views generated by Webshots, a photo sharing site.”  (“CNET:  Developing specialty websites complement strong CNET brand”; Clayton F. Moran and Frederick W. Moran, Stanford Group Company Institutional Equity Research, August 15, 2007, page 3)

(38) U.S. search engine inquiries grew an estimated 25% in 2007 and are expected to have a 2007-2011 CAGR of over 18%.  (“Nothing But Net 2008 Internet Investment Guide”, Imran Khan, JPMorgan Equity Research, January 2, 2008, pages 17-18).  An example of the power of improved SEO can be found with WebMD.com.  Prior to 2007, WebMD.com still relied on its original platform which was never designed for external search algorithmic ranking, meaning that even though traffic increased the company was not fully realizing its potential.  Following an upgrade of the company’s systems architecture in early 2007 which, among other things, was designed to make its content more easily searched and therefore rank more highly in organic searches, WebMD.com reported a 26% increase in unique users in the fourth quarter of 2007 from the prior quarter. (WebMD Fourth Quarter Financial Results Press Release, February 21, 2008).

(39) Citigroup Entertainment, Media and Telecommunications Conference, January 10, 2007, Bloomberg Audio (32:08 mark).

(40) These keywords include “computer”, “computers”, “digital projectors”, “desktop”, “Bluetooth”, “dvr”, “laptop computer”, “laser printer”, “monitor” and “television”.

(41) These keywords “camcorder”, “camera reviews”, “computer monitor”, “digital camera”, “mp3 player”, “notebook computer”, “notebook computers”, “notebook reviews” and “plasma tvs”.

(42) According to comScore, as of November, 2007, Crave.com had only 250,000 U.S. unique monthly users and 400,000 U.S. monthly page views.  By comparison, in the U.S. Gizomodo.com had 1.9 million unique users and over 9 million page views per month and Techcrunch.com had 700,000 unique users and 3 million page views.

(43) By way of comparison, the following is a list of companies and their growth in search referrers following their engagement of an industry consultant to work with the company to upgrade their SEO capabilities:  NYTimes.com – 223% since 2006, Time.com – 27.51% from November 2006 to November 2007, People.com – 16.67% from November 2006 to November 2007, Cosmopolitan.com – 100% YOY growth, Esquire.com – 150% YOY growth, ToysRUs.com – 50% YOY growth, EW.com – 16.67% YOY growth, About.com – 48% for 2006.  Define Search Strategies presentation at SMX West, March 2008.

(44) CNET Networks, Inc., Schedule 14A, March 14, 2008.

SHAREHOLDER GROUP NOMINEES

CNET’s Board of Directors currently consists of eight members, two of whom are up for re-election at the 2008 shareholders meeting.  The JANA Group intends to nominate two individuals, Paul Gardi and Santo Politi, for election to these seats. In addition, an affiliate of JANA Partners has proposed expanding the Board of Directors from eight to 13 directors and has proposed five nominees to fill the resulting vacancies: Jon Miller, Jaynie Studenmund, Julius Genachowski, Brian Weinstein and Giorgio Caputo.

Paul Gardi.

Paul Gardi has significant experience in digital media, technology and internet advertising, including at IAC/InterActiveCorp from 2005 to 2006, where he was EVP/General Manager and CEO of IAC Advertising Solutions, reporting to the Office of the Chairman.  In this role, Mr. Gardi was responsible for search, media, and performance advertising revenues and products across IAC/InterActiveCorp, including the leading online brands Ticketmaster, Citysearch, Evite, Match.com, Expedia.com, Ask.com, and IAC’s syndicated third party advertising networks.  During his tenure, Mr. Gardi consolidated IAC’s sales and advertising technology efforts into one organization and subsequently achieved 28% revenue growth in the combined entity.  Prior to joining IAC, Mr. Gardi led operations and strategic planning worldwide and also headed the search organization at Ask Jeeves, Inc. from 2001 to 2005.  During that period Ask Jeeves grew from being the 35th largest internet property in the U.S. to the 7th largest and the company was voted the “Best U.S. Business Turnaround” at the 2004 American Business Awards.

Prior to this, Mr. Gardi was the President and COO of Teoma Technologies, which was sold to Ask Jeeves, Inc. and is the search platform that powers Ask.com today.  Prior to Teoma, and after spending time in brand management at Procter & Gamble, Mr. Gardi worked with two East Coast venture capital firms and several hi-tech startups, including e-Exchange.com.  Mr. Gardi is currently Managing Member of Alex Interactive Media, an investment and management firm.   In this capacity, Mr. Gardi has been instrumental in evaluating CNET’s operations and developing recommendations for improving performance. He has served as a Board member of the IAB (Internet Advertising Bureau) that sets the standards for advertising on the Internet. Mr. Gardi is a graduate of Harvard University and Harvard Business School.

Santo Politi.

Santo Politi is the founder and General Partner of Spark Capital, a venture capital fund focused on building businesses that transform the distribution, management and monetization of media and content.  Over the years, as an early stage venture investor, Mr. Politi has invested and served on the board of directors of a number of private and now public companies. His past investments and board positions include public companies Aether Technologies, BigBand Networks, Digital Think and Novatel Wireless, as well as Broadbus Technologies (acquired by Motorola Inc.) and Groove Mobile (acquired by NMS Communications Corporation).

Mr. Politi is a former Partner at Charles River Ventures, the former President of New Media for Blockbuster Entertainment Inc., a co-founder of BT Venture Partners and has held various engineering and management positions with Matsushita Electric Industrial, Panasonic Broadcast and Television Systems Company, and Weston Instruments, a subsidiary of Schlumberger Industries.  Mr. Politi is a graduate of Bogazici University (BS in Electrical Engineering and a BS in Physics), the New Jersey Institute of Technology (MS in Electrical Engineering) and holds an MBA from The Wharton School at the University of Pennsylvania.

Jon Miller.

Jon Miller is the founding partner of Velocity Interactive Group, an investment firm that focuses on digital media and communications.  He was the Chairman and CEO of AOL from 2002 to 2006, and previously served as CEO and President of USA Information and Services (which became IAC/InterActiveCorp and Expedia) and as the Managing Director of Viacom’s Nickelodeon International.  At AOL, Mr. Miller restructured the company’s core business away from its roots as a dial-up Internet service provider by focusing the company on online advertising. This refocusing, required a broad reconstitution of both infrastructure and operations while maintaining profitability and included the highly successful 2004 acquisition of Advertising.com.  Advertising.com is the largest U.S. advertising network and considered a cornerstone of AOL’s continuing strategy.  Under his leadership, in 2006 AOL delivered profit growth of 21% and increased its online advertising by 40% reaching $2 billion in advertising revenue.  During his tenure, AOL generated $9 billion in free cash through a combination of operations and asset sales while growing profitability from continuing operations.

Currently, Mr. Miller is Chairman of OpenX, a leading online advertising service, and a Director of Idearc and the American Film Institute. While at USA Information and Services and then IAC/InterActiveCorp, he served on the boards of Ticketmaster, Expedia and Hotels.com.   Mr. Miller is a graduate of Harvard University.

Jaynie Studenmund.

Jaynie Studenmund has over 25 years of executive management experience across a diverse set of business environments, including start-ups, rapid growth, turnarounds, roll-ups, and mergers and acquisitions in Internet and financial services businesses.  She has been involved in the Internet for over ten years, including serving as the COO for GoTo/Overture Services, the pioneer in paid search, from 2001 to 2004 when Overture was sold to Yahoo!. During her tenure as COO, Overture experienced strong growth, including growing annual revenues from approximately $100 million to approximately $1.2 billion, annual paid leads from approximately 750 million to approximately 3 billion, advertisers from approximately 30,000 to approximately 120,000, and international markets from one to 12. Prior to Overture, Ms. Studenmund was the President and COO of PayMyBill.com, which became the largest bill payment service on the Internet.

Prior to this, Ms. Studenmund spent several years in financial services, including from 1985 to 1996 at First Interstate Bank of California where she managed over $1 billion in revenue as the Executive Vice President, Head of Retail Banking, and Chief Marketing Officer of First Interstate, now Wells Fargo. From 1996 to 1998, Ms. Studenmund was the Executive Vice President and Head of Retail Banking at Great Western and then Home Savings, both of which were sold to Washington Mutual. Today she sits on the boards of Orbitz Worldwide, eHarmony, and, until recently, aQuantive, which was sold to Microsoft.  She is also a board member of Western Asset Management and Countrywide Bank (the private bank subsidiary of Countrywide Financial Corp.).  Ms. Studenmund is a graduate of Wellesley College and Harvard Business School.

Julius Genachowski.

Julius Genachowski has extensive experience in digital media and commerce, including eight years (1997 to 2005) in senior executive roles at IAC/InterActiveCorp, where his positions included Chief of Business Operations, General Counsel and a member of the Office of the Chairman, the company’s 4-person senior strategy and operating group.  During his time at IAC, the company grew from operating two businesses to over twenty businesses, spanning major Internet media and commerce categories, and generating over $6.5 billion in revenue.  Mr. Genachowski was a key player in the company’s growth and its operation as a multi-business, multi-brand company.

Prior to joining IAC, Mr. Genachowski was a senior official at the Federal Communications Commission (1994 to 1997), including Chief Counsel to the Chairman of the FCC.  Mr. Genachowski currently serves as a board member on both public and private companies, including Website Pros, The Motley Fool, Marc Ecko Enterprises and JackBe.  He served on the boards of Expedia, Hotels.com and Ticketmaster while each was a public subsidiary of IAC, and also served on the board of directors of Beliefnet (sold to Newscorp) and the board of advisors of Truveo (sold to AOL).   Mr. Genachowski is a managing director of Rock Creek Ventures and the co-founder of LaunchBox Digital, which invests in, advises, and launches digital media and commerce companies.  He is also a special advisor to General Atlantic.  Mr. Genachowski has served as a law clerk to U.S. Supreme Court Justice David H. Souter and, before that, to retired U.S. Supreme Court Justice William J. Brennan, Jr.  He worked in Congress on the staff of the Select Committee investigating the Iran-Contra Affair and also for then-U.S. Representative, now

Senator, Charles E. Schumer.  Mr. Genachowski is a graduate of Columbia College and Harvard Law School.

Brian Weinstein.

Brian Weinstein is a senior executive in the Strategy and Business Development group at Creative Artists Agency (CAA), where he focuses on digital strategy and corporate acquisitions.  In the last year, he helped incubate venture financed internet companies focusing on social media including weplay.com, funnyordie.com, shredordie.com, mybluecollar.com and quarterlife.com.  Mr. Weinstein has supervised CAA’s execution of innovative product integration, sponsorship and advertising integration into branded content across multiple platforms, thus generating higher CPMs and new revenue streams for web-based content.   Furthermore, at CAA, Mr. Weinstein consults to leading social media start-ups like Joost and advises corporate clients on new media strategies.  Finally, Mr. Weinstein has assisted with the sale of several online content providers to major media companies, notably the sale of lx.tv to NBC.  Mr. Weinstein is also the founder and Chairman of The Opportunity Network.  Prior to CAA, Mr. Weinstein was a corporate attorney at Skadden Arps Slate Meagher & Flom LLP.  Mr. Weinstein is a graduate of Yale College and the Columbia School of Law.

Giorgio Caputo.

Since 2004, Giorgio Caputo has been a Managing Director of JANA Partners LLC, where he leads JANA’s technology investments.  Prior to joining JANA, Mr. Caputo was an investment banker with Credit Suisse First Boston (“CSFB”) specializing in mergers & acquisitions and financing advice for middle market companies.  Mr. Caputo was also tasked with sourcing investment ideas for CSFB’s private equity clients as part of the firm’s M&A Business Development effort.  From 1996 until 2000, Mr. Caputo was a quantitative analyst with Lehman Brothers’ Equity Derivatives group, providing quantitative research and analytics – including various technology and web development initiatives – to both Lehman’s customer-oriented and proprietary equity derivatives trading businesses.  Mr. Caputo is a graduate of Princeton University (Bachelors of Science in Engineering in Operations Research with a minor in Applied and Computational Mathematics) and Columbia Business School.

Setting the Record Straight

Statement                              CNET has repeatedly asserted that JANA Partners LLC (“JANA”) is seeking to secure control of CNET without paying a premium to shareholders.

Our Response                      JANA, together with Sandell Asset Management, Spark Capital Management, Alex Interactive Media and Velocity Interactive Group (the “JANA Group”) is offering shareholders a choice of new Board members who it believes can reverse CNET’s ongoing underperformance.  This would create value for all shareholders, not deprive them of it, and we believe CNET’s assertion that JANA should pay a premium for offering shareholders this choice is meritless.

Only one of the seven nominees proposed by JANA is a JANA employee, all of these nominees are independent of each other, and each if elected will be under no obligation in carrying out their duties other than their obligation to all shareholders to pursue maximum shareholder value.  Despite this, CNET has responded to our effort to offer shareholders a choice by instituting a “poison pill,”[1] awarding severance contracts to management and seeking to deny JANA’s right to offer new Board members for shareholders to consider (which attempt was rejected by the Delaware Court of Chancery, a decision which CNET has appealed).

Statement                              CNET CEO Neil Ashe has claimed that the JANA Group surprised CNET with its proposals.

In a January 14, 2008 New York Times article CNET CEO Neil Ashe claimed that the JANA Group did not inform CNET of its intention to seek change at CNET prior to submitting its nominations and proposals to CNET, and that Mr. Ashe only learned of these intentions when the JANA Group did so.  As Mr. Ashe put it, “I spent an hour with them on the phone answering questions about our business,” but following that conversation, “we didn’t hear anything from them again.”

Our Response                      This is untrue.  CNET was well aware of the JANA Group’s desire for change before the JANA Group made its proposals public.  Furthermore, the JANA Group requested a meeting with CNET’s independent Board members and was denied.

As disclosed in JANA’s initial Schedule 13D (which was publicly filed on January 7, 2008, a week before the New York Times article), on December 6, 2007, a representative of the JANA Group, Santo Politi of Spark Capital, met with the chairman of CNET’s Board to discuss the JANA Group’s proposals for improving CNET’s operating performance and to propose a meeting between the JANA Group and additional independent members of CNET’s Board to discuss these proposals in more detail.

The next day, however, Mr. Politi was directed by the chairman of CNET’s Board to speak to Mr. Ashe (the only non-independent member of the Board).  Mr. Politi again requested a meeting between the JANA Group and independent members of CNET’s Board.  After several communications with Mr. Ashe, the JANA Group was informed that it could only meet with Mr. Ashe, and not any independent member of the Board.  As the JANA Group believes it is the job of the Board to guide CNET’s strategic direction and oversee management, not management’s job to oversee itself, the JANA Group declined another meeting with Mr. Ashe.  All of these events occurred prior to the date Mr. Ashe has claimed he learned of the JANA Group’s intentions for the first time.[2]

Statement                              CNET has said that the approval of 66.7% of the shareholders voting at the Annual Meeting, which is required for more than two of our nominees to be elected, is “a very high threshold for them to pass.”

Our Response                      We question CNET’s expressed confidence in the outcome of the Annual Meeting given that the current Board and management own only approximately 1% of CNET’s stock and CNET has significantly underperformed its peers and the market in creating shareholder value.  We also believe CNET’s efforts to block merely giving shareholders a choice at the Annual Meeting belie such expressions of confidence.

Statement                              Derivative contracts enabled JANA to acquire voting stock or its equivalent without required regulatory disclosures and/or more quickly than JANA could have otherwise.

Our Response                      JANA’s non-voting economic interest in CNET is not equivalent to or convertible into voting shares.

There is a common misperception that cash-settled, derivative contracts (known as “swaps”) are equivalent to voting stock or are convertible into voting stock, or otherwise allow for the acquisition of voting stock other than through normal open-market purchases.  All of these are incorrect.  Swaps only provide economic exposure to stock and a swap holder can only acquire actual voting stock in separate, ordinary open market purchases and must make all required regulatory filings including under Section 13D, the Hart-Scott-Rodino antitrust rules and other applicable laws.[3]

The JANA Group’s acquisition of CNET voting stock is no exception.  The JANA Group acquired more than 5% of CNET’s voting stock on December 26, 2007 and, as required, filed a Schedule 13D on the first business day after ten calendar days, which was January 7, 2008.  In this Schedule 13D, JANA disclosed its separate swap position, giving it economic exposure to 13% of CNET’s stock, as required.  After this public disclosure, the JANA Group continued to acquire CNET voting stock in ordinary, open-market purchases.  On January 11, 2008, CNET instituted a “poison pill” set at 15% of CNET’s voting stock.  JANA’s swap positions did not allow it to acquire voting stock without making required regulatory disclosures, to purchase voting stock more quickly, or prevent CNET from taking action in response.  In fact, CNET adopted a “poison pill” preventing the JANA Group from acquiring additional voting stock (had CNET not waited until late on a Friday night to do so, it could have acted when the JANA Group owned less than 10%).  Today, the JANA Group holds 14.9% of CNET’s voting stock, all of which was obtained in ordinary open market purchases, and certain members hold a separate 8% non-voting economic interest through swaps.

[1] CNET adopted a shareholder rights plan, commonly known as a “poison pill”, on January 11, 2008.  Commentators and corporate governance experts hold varied views on the propriety and utility of shareholder rights plans.  JANA believes they are not shareholder friendly, particularly in situations where they are adopted absent an attempted hostile acquisition of the company.

[2] Mr. Ashe’s account to the New York Times also contradicts comments he made at an industry conference on January 9, 2008.  There Mr. Ashe claimed that he offered to allow the JANA Group to meet with the Board, which statement is untrue as well as in clear contradiction to Mr. Ashe’s claims to the New York Times.  See http://www.paidcontent.org/entry/419-citi-media-neil-ashe-ceo-cnet (“Ashe claims the company offered to hold meetings between the investors and the board, but that it never received a response.”)

[3] In addition, any agreement between a shareholder holding 5% (individually or as part of a group) with another shareholder who holds voting stock must be disclosed under existing laws including Section 13D.

Shareholder Group SEC Filings

Title	Form Type	Date

Additional definitive proxy soliciting materials filed by non-management and Rule 14(a)(12) material	DFAN14A	03.27.08

Statement of changes in beneficial ownership of securities – Sandell Asset Management	4	03.19.08

Additional definitive proxy soliciting materials filed by non-management and Rule 14(a)(12) material	DFAN14A	03.17.08

Additional definitive proxy soliciting materials filed by non-management and Rule 14(a)(12) material	DFAN14A	03.13.08

Statement of changes in beneficial ownership of securities – Alex Interactive Media	4	02.22.08

Statement of changes in beneficial ownership of securities – JANA Partners	4	02.22.08

Initial statement of beneficial ownership of securities – JANA Partners	3	01.18.08

Initial statement of beneficial ownership of securities – Spark Management Partners	3	01.18.08

Initial statement of beneficial ownership of securities – Velocity Interactive Management	3	01.18.08

Initial statement of beneficial ownership of securities – Alex Interactive Media	3	01.18.08

Statement of changes in beneficial ownership of securities – Sandell Asset Management	3	01.18.08

Statement of changes in beneficial ownership of securities – Alex Interactive Media	4	01.17.08

Statement of changes in beneficial ownership of securities – Spark Management Partners	4	01.17.08

Statement of changes in beneficial ownership of securities – Sandell Asset Management	4	01.16.08

Statement of changes in beneficial ownership of securities – JANA Partners	4	01.15.08

General statement of acquisition of beneficial ownership [amend] – JANA Partners	SC 13D/A	01.15.08

General statement of acquisition of beneficial ownership [amend] – Sandell Asset Management	SC 13D/A	01.15.08

Additional definitive proxy soliciting materials filed by non-management and Rule 14(a)(12) material	DFAN14A	01.14.08

Statement of changes in beneficial ownership of securities – Sandell Asset Management	4	01.11.08

Statement of changes in beneficial ownership of securities – JANA Partners	4	01.10.08

General statement of acquisition of beneficial ownership – Sandell Asset Management	SC 13-D	01.10.08

Additional definitive proxy soliciting materials filed by non-management and Rule 14(a)(12) material	DFAN14A	01.09.08

General statement of acquisition of beneficial ownership [amend] – JANA Partners	SC 13D/A	01.09.08

Additional definitive proxy soliciting materials filed by non-management and Rule 14(a)(12) material	DFAN14A	01.07.08

General statement of acquisition of beneficial ownership – JANA Partners	SC 13-D	01.07.08

ABOUT THE SHAREHOLDER GROUP

The JANA Group consists of JANA Partners LLC, Sandell Asset Management Corp., Spark Capital, Alex Interactive Media, LLC and Velocity Interactive Group.  The JANA Group currently intends to conduct a proxy solicitation to elect two individuals to replace the Board members who are up for re-election at CNET’s 2008 annual stockholders meeting and to expand CNET’s Board by five members and nominate individuals to fill the resulting vacancies. Collectively these investors hold approximately 14.9% of CNET’s voting stock. JANA and Sandell also have separate non-voting economic interests of approximately 5% and 3%, respectively.

JANA Partners LLC is a multi-billion dollar investment management firm founded in 2001 by Barry Rosenstein. JANA has on numerous occasions, alone or with other shareholders, challenged management to focus on creating shareholder value.

Sandell Asset Management Corp. is a multi-billion dollar global investment management firm, founded by Thomas E. Sandell, which focuses on global corporate events and restructurings throughout North America, Continental Europe, the United Kingdom, Latin America and the Asia-Pacific theatres. Sandell frequently will take an “active involvement” in facilitating financial or organization improvements accruing to the benefit of investors.

Alex Interactive Media, LLC is a private company focused on leveraging its domain expertise in digital media and related industries.

Spark Capital is a venture capital firm focused on building businesses that transform the distribution, management and monetization of media and content, with experience in identifying and actively building market-leading companies in sectors including infrastructure (Qtera, RiverDelta, Aether Systems, Broadbus and BigBand), networks (College Sports Television, TVONE and XCOM) and services (Akamai and the Platform). Spark Capital has over $600 million under management, and is based in Boston, Massachusetts.

Velocity Interactive Group, LLC is an investment firm that focuses on digital media and communications. Velocity Interactive Group has offices in Palo Alto, Los Angeles and New York.

Press Room

Date	Title

04.01.08	JANA Partners Releases Analysis of CNET Networks

03.27.08	JANA Partners Comments on CNET Reorganization

03.17.08	JANA Partners Calls on CNET Networks to Put Aside Technicalities and Focus on Shareholder Value

03.13.08	Delaware Court Rules in Favor of JANA Partners’ Right to Nominate Seven Directors for Board of CNET Networks

01.14.08	Statement of JANA Partners Regarding CNET’S “Poison Pill” Adoption

01.09.08	JANA Group Increases CNET Voting Stake

01.07.08	JANA Partners Proposes New Board Members for CNET Networks

Contact Us

Sard Verbinnen & Co
George Sard/Jonathan Gasthalter
(212) 687-8080
Paul Kranhold/Andrew Cole
(415) 618-8750

JANA Partners LLC
Charles Penner
(212) 692-7696

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This website does not recommend the purchase or sale of any security.  Under no circumstances is this website to be used or considered an offer to sell or a solicitation of an offer to buy any security. The Participants currently own a substantial amount of the outstanding common stock of the Issuer. The Participants include funds and accounts that are in the business of trading -buying and selling- public securities. It is possible that there will be developments in the future that cause one or more of the Participants from time to time to sell all or a portion of their shares in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares. The Participants also reserve the right to take any actions with respect to their investments in the Issuer as they may deem appropriate, including, but not limited to, communicating with management of the Issuer, the board of directors of the Issuer and other interested parties, and conducting a proxy solicitation with respect to the election of persons to the board of directors of the Issuer.

ALL STOCKHOLDERS OF THE ISSUER ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF THE ISSUER FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF THE ISSUER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE ISSUER AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING MACKENZIE PARTNERS, INC. BY TELEPHONE AT (800) 322-2885 OR BY E-MAIL AT PROXY@MACKENZIEPARTNERS.COM. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A FILED BY THE PARTICIPANTS WITH THE SEC ON MARCH 13, 2008.

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